Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of April 22, 2019

by among

GLOBALFOUNDRIES U.S. INC.,

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

and, solely for the purposes of Section 6.07 and Article XII,

GLOBALFOUNDRIES INC.

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A – Definitions

Exhibit B – Accounts

Exhibit C – Form of Memorandum

Exhibit D – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit E – Seller Marks

Exhibit F – NYS Incentives

Exhibit G – Permitted Exceptions

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This ASSET PURCHASE AGREEMENT, dated as of April 22, 2019 (this “Agreement”), is made by and among GLOBALFOUNDRIES U.S. Inc., a Delaware corporation (“Seller”), Semiconductor Components Industries, LLC, a Delaware limited liability company (“Buyer”) and, solely for the purposes of Section 6.07 and Article XII of this Agreement, GLOBALFOUNDRIES Inc., an exempted company incorporated under the laws of the Cayman Islands (“Seller Insurance Affiliate”).

RECITALS

WHEREAS, Seller and certain of its Subsidiaries (collectively, the “Seller Parties”) own the Transferred Assets (as defined herein) and are subject to the Assumed Liabilities (as defined herein);

WHEREAS, Seller wishes to sell, transfer and assign (or cause each of the other applicable Seller Parties to sell, transfer and assign) to Buyer, and Buyer wishes to purchase, acquire and assume, the Transferred Assets and the Assumed Liabilities, at the Closing (as defined herein), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, from the date hereof until the Closing Date, Seller will operate the EFK Facility and the other Transferred Assets in a manner consistent with performance of Seller’s or its Affiliates’ obligations pursuant to this Agreement, the Foundry Transition Services Agreement and the Technology Transfer and Development Agreement, in the case of the Foundry Transition Services Agreement and the Technology Transfer and Development Agreement, by and between GLOBALFOUNDRIES U.S. 2 LLC and Buyer, dated as of the date hereof; and

WHEREAS, Seller will provide to Buyer licenses to certain Intellectual Property and Technology, all in accordance with and upon the terms and subject to the conditions set forth in that certain Technology License Agreement by and between Seller and Buyer, dated as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants, representations, warranties and agreements hereinafter set forth and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01.    Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or shall cause each of the other applicable Seller

Parties to) sell, convey, assign, transfer and deliver, as legal and beneficial owner, to Buyer (or any Affiliate(s) of Buyer to be designated by Buyer in writing to Seller no later than ten (10) Business Days prior to the Closing Date), and Buyer (or such Affiliate(s)) shall purchase, acquire and accept from each such Seller Party, free and clear of all Liens (other than any Permitted Exceptions), all of the Seller Parties’ right, title and interest in and to those assets described in the following clauses (a) through (k) (collectively, the “Transferred Assets”):

(a)    the facility complex located at the Owned Property (the “EFK Facility”);

(b)    (i) all Tools and (ii) any related spare parts, consumables and raw materials (including substrates, gases and chemicals) that are used or held for use or employed for use with such Tools (the “Related Materials”), in each case, other than the tools listed on Section 2.01(b)(ii) of the Seller Disclosure Letter (the “Excluded Tools”);

(c)    all Inventory (other than Excluded WIP);

(d)    the Transferred Contracts (but excluding the Designated Agreement, subject to Section 2.03(f));

(e)    all Furniture and Equipment;

(f)    all (i) Documents (A) exclusively relating to the EFK Facility, Transferred IT Systems and Transferred Contracts and (B) primarily relating to the Owned Properties, Well Fields Properties, and Tool Data, and (ii) other files, books of account, general, financial and tax records (including non-income Tax Returns exclusively related to the Transferred Assets, but excluding income Tax Returns of Seller or any of its Affiliates), supplier lists, records, literature and correspondence that are (A) exclusively related to the operation and ownership of the Transferred Assets, whether or not physically located on the EFK Facility and (B) to the extent not otherwise covered by clause (ii)(A), primarily related to the Owned Properties, Well Fields Properties and Tool Data, but in any case of clauses (i) and (ii) hereof, not including any Documents exclusively related to any of the Seller Parties’ commercial business dealings conducted from the EFK Facility; provided that, except as set forth in the Employee Matters Agreement, such Documents shall not include any personnel files or employment records;

(g)    all Seller Permits, including all Environmental Permits which are required for or utilized in connection with the ownership and operation of the Transferred Assets, to the extent transferable, other than those listed on Section 2.01(g) of the Seller Disclosure Letter, and all rights and incidents of interest therein;

(h)    except for any proceeds or rights that are the subject matter of Section 6.07, all third party property and casualty insurance proceeds and all rights to third party property and casualty insurance proceeds, in each case to the extent received by any of the Seller Parties after the date hereof, whether received before, on or after the Closing Date, in respect of any of the Transferred Assets but only to the extent such proceeds were not utilized to repair and restore the Transferred Asset(s) with respect to which such insurance proceeds were received;

(i)    the hardware for computer systems, servers, network equipment and other computer hardware located or used at the Owned Properties or the Well Fields Properties,

including those listed on Section 2.01(i) of the Seller Disclosure Letter, and the laptops, engineering workstations and tool controller laptops exclusively used or held for use by the Transferred Employees in connection with the Transferred Assets (collectively, the “Transferred IT Systems”);

(j)    the Owned Properties; and

(k)    the Well Fields Properties.

It is acknowledged by Buyer that, subject to Section 2.03(d), the assets constituting the Transferred Assets under clauses (c), (d), (e), (f), (g) and (i) of this Section 2.01 as of the Closing Date may be different (including in quantities) from the assets that would constitute the Transferred Assets under such clauses as of the date of this Agreement; provided that such difference is solely attributed to Seller managing such assets in the ordinary course of business in accordance with this Agreement (including in compliance with Section 5.01) and the Ancillary Agreements.

Section 2.02.    Excluded Assets. Subject to Section 2.03 and except as provided in the Ancillary Agreements, nothing herein shall be deemed to sell, transfer, assign, convey and deliver the Excluded Assets to Buyer, and each Seller Party shall retain all of such Seller Party’s right, title and interest in, to and under the Excluded Assets. “Excluded Assets” means all assets, properties, interests and rights of the Seller Parties other than the Transferred Assets, including each of the following assets:

(a)    all Excluded Tools and associated spare parts and consumables;

(b)    all raw materials (such as raw Wafers), including substrates, gases and chemicals, in each case not related to the Transferred Assets;

(c)    all Excluded WIP;

(d)    all finished goods inventory;

(e)    all customer Contracts;

(f)    all semiconductor product masks (other than any semiconductor masks included in Inventory);

(g)    all Intellectual Property and Technology (subject to the rights and obligations of the Seller Parties pursuant to the applicable Ancillary Agreements);

(h)    all files (including income Tax Returns of Seller or any of its Affiliates), documents, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, lists of past or present customers, supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials as are in the possession of the Seller Parties, other than the Documents;

(i)    all legal memoranda, work papers and other written materials, in each case prepared in connection with the preparation or negotiation of this Agreement and the Ancillary Agreements, to the extent summarizing or disclosing Seller’s positions or strategy with respect to such negotiations, except as otherwise provided in this Agreement;

(j)    any equity interest in any Person;

(k)    except as otherwise specifically provided in the Employee Matters Agreement or Section 2.01, all of the assets of the Seller Plans;

(l)    except as otherwise specifically provided in the Employee Matters Agreement, all rights of any of the Seller Parties under non-compete, non-disclosure or confidentiality or non-solicitation agreements with Business Employees who become employees of Buyer (or an Affiliate of Buyer);

(m)    all refunds, claims for refunds or rights to receive refunds of or credits for any Taxes that relate to any of the Transferred Assets for taxable periods (or portions thereof) ending on or before the Closing Date, in each case whether or not due and payable on or before the Closing Date and whether or not any refund claims have been filed on or prior to the Closing Date; and

(n)    all rights of any Seller Party under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold to or services provided to a Seller Party in connection with the operations of the EFK Facility prior to the Closing.

Section 2.03.    Additional Assets; Modifications to Transferred Assets. The parties hereto agree as follows:

(a)    If Buyer determines, prior to the Closing, that it desires to acquire certain Excluded Tools, Buyer shall provide written notice to Seller at least six (6) months prior to the Closing setting forth an itemized list of each Excluded Tool that Buyer wishes to purchase at the Closing and Buyer’s determination of fair market value for each such Tool (such notice, the “Additional Asset Notice”).

(b)    Prior to the Closing, Seller shall, in its sole discretion, determine the Excluded Tools set forth on the Additional Asset Notice that may be acquired by Buyer at the Closing and the parties will negotiate in good faith the fair market value for each such Excluded Tool; provided that Seller shall have no obligation to sell, and Buyer shall have no obligation to acquire, any such Excluded Tool until such time as the fair market value is mutually agreed, and any such Excluded Tools for which the parties reach agreement as to fair market value prior to the Closing (the “Additional Assets”) shall irrevocably become Transferred Assets, and the Purchase Price shall be increased by the fair market value of the Additional Assets (the aggregate amount of such fair market value, the “Additional Amount”).

(c)    In addition, Seller may, in its sole discretion, determine any Excluded Tools that Buyer may elect to acquire prior to Closing to be designated as Consigned Tools (as such term is defined in the FTSA Attachment No. 1), and the parties will negotiate in good faith the fair market value for each such Tool; provided that Seller shall have no obligation to sell, and Buyer shall have no obligation to acquire, any such Excluded Tool until such time as the fair market value is mutually agreed, and any such Excluded Tool for which the parties reach agreement as to fair market value and is acquired by Buyer prior to the Closing will be designated as Consigned Tools in accordance with the FTSA Attachment No. 1.

(d)    In addition to the foregoing, (i) from time to time upon a written request from Buyer (but in no event more often than once every fiscal year) and (ii) in addition, upon a written request from Buyer delivered no earlier than six (6) months prior to the then-anticipated Closing Date, Seller shall provide to Buyer (A) a schedule setting forth in reasonable detail (1) the Transferred Assets described in clauses (b), (d), (e), (g) and (i) of Section 2.01 and (2) any changes thereto from the date hereof, and the Steering Committee shall discuss and determine in good faith any appropriate modifications to Section 2.01 (including to any Sections of the Seller Disclosure Letter referenced therein or in the associated definitions in Exhibit A to this Agreement), at no further consideration, consistent with the understanding of the parties on the date of this Agreement, and (B) an updated Seller Disclosure Letter reflecting the modifications agreed to by the Steering Committee pursuant to clause (A) hereof, for informational purposes only (it being acknowledged and agreed that any updates to the Seller Disclosure Letter made following the date hereof shall be disregarded for all purposes of this Agreement other than to modify the definition of Transferred Assets in accordance with this Section 2.03(d)).

(e)    Upon a written request from Buyer to Seller prior to the Closing, Seller agrees to provide to Buyer transition services on customary terms, for a period not to exceed twelve (12) months following the Closing, as may be reasonably necessary for Buyer’s ownership and operation of the Transferred Assets (including in connection with any of the Seller Parties’ rights in, to or under Closing Third Party IP and Technology that cannot be transferred to Buyer on or prior to the Closing), with the appropriate scope of such transition services to be discussed and determined in good faith by the Steering Committee. Upon a written request from Seller to Buyer prior to the Closing, Buyer agrees to provide to Seller transition services on customary terms, for a period not to exceed twelve (12) months following the Closing, as may be reasonably necessary for Seller’s transfer of ownership and operation of the Transferred Assets, with the appropriate scope of such transition services to be discussed and determined in good faith by the Steering Committee; provided, that this Section 2.03(e) shall be in addition to any services provided under the Foundry Transition Services Agreement and nothing in this sentence shall alter the terms therein.

(f)    Any amendment to or renewal of, or entry into a replacement Contract for, the Designated Agreement shall be discussed and determined in good faith by the Steering Committee, and none of the Seller Parties shall agree to any such amendment, renewal or entry without the approval of the Steering Committee. The Steering Committee may determine that the Designated Agreement as amended or renewed, or a replacement Contract entered into, pursuant to the foregoing sentence shall be a Transferred Contract.

Section 2.04.    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, effective as of the Closing, only the following liabilities of the Seller Parties, whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date (collectively, the “Assumed Liabilities”):

(a)    all Liabilities of the Seller Parties under Transferred Contracts from and after the Closing (or, if later, the date on which such applicable Transferred Contracts are transferred to Buyer under this Agreement), to the extent such Liabilities do not arise from or relate to any breach or default by any Seller Party or any of its Affiliates of or under such Transferred Contracts (or any event, circumstance or condition occurring or existing prior to such date that, with notice or lapse of time, would constitute or result in a breach or default of or under such Transferred Contracts);

(b)    all Liabilities for Taxes relating to the Transferred Assets for all taxable periods (or portions thereof) beginning after the Closing Date, for the avoidance of doubt, including Buyer’s portion of Transfer Taxes as described in Section 8.02, and excluding any Excluded Liabilities described in Section 2.05;

(c)    all Liabilities expressly assumed by Buyer pursuant to the Employee Matters Agreement;

(d)    all Liabilities related to or arising from Buyer Decommissioning and Wind Down Activities or Tool Decommissioning (other than with respect to Excluded Tools that are not Consigned Tools or Additional Assets);

(e)    all Liabilities related to the retention payments due to any Transferred Employee under the “Project Pinehurst Retention & Transition Incentive Program” with respect to employment following the Closing Date in an aggregate amount not to exceed $2,900,000; and

(f)    all Liabilities arising from the ownership and operation of the Transferred Assets and Consigned Tools after the Closing (or, if later, the date on which the applicable Transferred Assets are transferred to Buyer under this Agreement).

Section 2.05.    Excluded Liabilities. Buyer will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of any of the Seller Parties of any nature whatsoever other than the Assumed Liabilities, including the following Liabilities:

(a)    all Liabilities relating to or arising under any Excluded Asset (other than Excluded Assets that have become Transferred Assets in accordance with Section 2.03 and other than as otherwise provided in any Transaction Agreement);

(b)    all Liabilities relating to the ownership or operation of the Transferred Assets before the Closing (or, if later, the date on which the applicable Transferred Assets are transferred to Buyer under this Agreement), including all Liabilities arising out of (i) goods sold or services rendered by or to the Seller Parties prior to the Closing (including goods sold or services rendered to Buyer or its Affiliates); (ii) any repair or other costs that are the basis for clause (b) of the definition of “Permitted Exceptions”; or (iii) any breach or default by any of the Seller Parties of or under any Transferred Contract prior to the date on which such Transferred Contract is transferred to Buyer under this Agreement;

(c)    all Environmental Liabilities to the extent arising out of, attributable to or otherwise related to (i) the Release of Hazardous Materials at, on, under or from any Owned Properties or Well Fields Properties (including the continued migration thereof) or in connection with the ownership or operation of the Transferred Assets or the Owned Properties or Well Fields Properties prior to the Closing, which includes Releases that are the subject of Remedial Action, (ii) any noncompliance with Environmental Law by any Seller Party or Blue in connection with the ownership or operation of the Transferred Assets or the Owned Properties or Well Fields Properties prior to the Closing, or (iii) the offsite transportation storage, disposal, treatment or recycling of Hazardous Material generated by any Seller Party and taken offsite in connection with the ownership or operation of the Transferred Assets or the Owned Properties or Well Fields Properties on or prior to the Closing; provided, however, that in no case shall any such Environmental Liabilities include any Liabilities arising out of or attributable to Buyer Decommissioning and Wind Down Activities or Tool Decommissioning.

(d)    any Liabilities arising out of any legal proceedings alleging personal injury due to exposure to any Release of Hazardous Materials by any Seller Party or Blue at, under or from any Owned Property or Well Fields Property (or at other real property that, as of the Closing, is or was formerly owned, operated leased or otherwise used by any Seller Party or Blue);

(e)    all Liabilities expressly retained by the Seller Parties pursuant to the Employee Matters Agreement;

(f)    any Liability for (i) any Taxes of the Seller Parties relating to the Transferred Assets for any Pre-Closing Tax Period, (ii) Taxes allocable to Seller pursuant to Article VIII or (iii) Taxes relating to the Excluded Assets for any Tax period (other than Excluded Assets that have become Transferred Assets in accordance with Section 2.03), for the avoidance of doubt, including Seller’s portion of Transfer Taxes as described in Section 8.02, and excluding any Assumed Liabilities described in Section 2.04; and

(g)    (i) all Liabilities of the Seller Parties under Transferred Contracts (including any leases for personal or real property) due to be paid or performed prior to the Closing (or, if later, the date on which such applicable Transferred Contracts are transferred to Buyer under this Agreement) and (ii) all Liabilities of the Seller Parties or Buyer under Transferred Contracts (including any leases for personal or real property) from and after the Closing (or, if later, the date on which such applicable Transferred Contracts are transferred to Buyer under this Agreement), in the case of clause (ii), solely to the extent such Liabilities arise from or relate to any breach or default by any Seller Party or any of its Affiliates of or under such Transferred Contracts (or any event, circumstance or condition occurring or existing prior to such date that, with notice or lapse of time, would constitute or result in a breach or default of or under such Transferred Contracts).

Section 2.06.    Assignment of Certain Assets.

(a)    Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. Seller shall use its commercially reasonable efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof, and Seller shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to obtain any such consent, authorization or approval necessary for the sale, conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to Buyer. Buyer shall use its commercially reasonable efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof and Buyer shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to cooperate with Seller and its Affiliates to obtain any such consent, authorization or approval necessary for the sale, conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to Buyer. If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, Seller will (and will cause the other applicable Seller Parties to): (i) continue to cooperate with Buyer and use commercially reasonable efforts to obtain such consent, authorization or approval; and (ii) implement a mutually acceptable arrangement under which Buyer would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic burdens (which, for the avoidance of doubt, will be in addition to the Assumed Liabilities) associated with, such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would (or would cause the other applicable Selling Parties to) (A) enforce for the benefit (and at the expense) of Buyer any and all of its or their rights against a third party associated with such Transferred Asset, claim, right or benefit, and (B) promptly pay to Buyer, when received, all monies received by it or them under any such Transferred Asset, claim, right or benefit (net of any expenses incurred by it or them in connection with any arrangement contemplated by this Section 2.06(a)), and Buyer would assume the obligations and bear the economic burdens associated therewith (which, for the avoidance of doubt, will be in addition to the Assumed Liabilities). Buyer shall promptly provide to any of the applicable Selling Parties whatever is required for such Selling Parties to meet their respective obligations on a timely basis in relation to any such Transferred Asset, claim, right or benefit.

(b)    Buyer agrees and acknowledges that the Contracts that are not exclusively related to the ownership or operation of the Transferred Assets (the “Shared Contracts”) shall not constitute Transferred Contracts and shall not be transferred by the applicable Seller Parties to Buyer. Seller shall, and shall cause the Seller Parties to, use their respective commercially reasonable efforts to (i) transfer to Buyer any transferable interest in such Shared Contract to the extent related to the ownership and operation of the Transferred Assets (a “Transferred Contract Interest”) or (ii) obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement with Buyer with respect to such Transferred Contract Interest on substantially the same terms and conditions as contained in the Shared Contract, and Buyer shall use its commercially reasonable efforts to cooperate with Seller in obtaining such transfer or such agreement of such other party or parties. If, on the Closing Date, such transfer of such Transferred Contract Interest or such separate agreement between Buyer and the other party or parties to such Shared Contract is not obtained, Seller will (and will cause the other applicable Seller Parties to) (A) continue cooperate with Buyer and use commercially reasonable efforts to obtain such transfer or separate agreement and (B) implement a mutually acceptable arrangement under which Buyer would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic burdens (which, for the avoidance of doubt, will be in addition to the Assumed Liabilities) associated with, such Transferred Contract Interest and any claim or right or any benefit arising thereunder or resulting therefrom in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would (or would cause the other applicable Selling Parties to) (1) enforce for the benefit (and at the expense) of Buyer any and all of its or their rights against a third party associated with such Transferred Contract Interest, claim, right or benefit, and (2) promptly pay to Buyer, when received, all monies received by it or them under any such Transferred Contract Interest, claim, right or benefit (net of any expenses incurred by it or them in connection with any arrangement contemplated by this Section 2.06), and Buyer would assume the obligations and bear the economic burdens associated therewith (which, for the avoidance of doubt, will be in addition to the Assumed Liabilities). Buyer shall promptly provide to any of the applicable Selling Parties whatever is required for such Selling Parties to meet their respective obligations on a timely basis in relation to any such Transferred Contract Interest, claim, right or benefit.

(c)    The obligations of Seller under this Section 2.06 shall terminate upon the earlier of (i) (A) in the case of Section 2.06(a), the receipt of the requisite consent, authorization or approval (in which event the applicable Transferred Asset shall be sold, conveyed, assigned, transferred or delivered to Buyer) or (B) in the case of Section 2.06(b), the transfer of the applicable Transferred Contract Interest or entry into a separate agreement with respect to such Transferred Contract Interest, as the case may be, and (ii) one hundred and eighty (180) days after the Closing Date.

Section 2.07.    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. New York City time at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or such other place as Seller and Buyer may agree in writing, on (a) the earlier of (i) December 31, 2022, if (A) by no later than October 1, 2022, any “Big 4” accounting firm mutually agreed between Buyer and Seller has submitted to Buyer a signed and completed valuation report, consistent with US GAAP and valuation principles in effect at that time and inclusive of the agreed Transferred Assets at such time (the “October 1, 2022 Valuation Report”) and (B) the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) on or prior to December 31, 2022, and (ii) January 2, 2023, if the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) on or prior to such date, or (b) such later date that is two (2) Business Days after the conditions set forth in Section 9.01, Section 9.02, and Section 9.03 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing takes place being the “Closing Date”).

Section 2.08.    Purchase Price. The aggregate cash purchase price (the “Purchase Price”) payable by Buyer for the Transferred Assets shall be an amount in cash equal to $400,000,000, plus (a) the Additional Amount, if any, and minus (b) the License Fee Supplement (as defined in the Technology License Agreement), if any, determined in accordance with Section 5.1(b) of the Technology License Agreement, payable by Buyer to Seller as follows:

(a)    on the date hereof, as a deposit on the Purchase Price, $70,000,000 (the “Deposit Amount”) by wire transfer of immediately available funds to the account set forth on Exhibit B hereto (provided that, if a License Fee Supplement is determined in accordance with Section 5.1(b) of the Technology License Agreement, then the Deposit Amount shall be deemed reduced by the amount of such License Fee Supplement and such reduction in the Deposit Amount shall be applied to such License Fee Supplement); and

(b)    (i) if the Closing Date is on or before January 2, 2023, on January 2, 2023 (or such other date as agreed between the parties), and (ii) otherwise, on the Closing Date, $330,000,000 plus the Additional Amount, if any, by wire transfer of immediately available funds to the account set forth on Exhibit B hereto, or to such other account Seller has designated in writing to Buyer at least three (3) Business Days prior to the Closing.

Section 2.09.    Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)    a duly executed counterpart to each of the Employee Matters Agreement, the Seller Lease and the Bill of Sale and Assignment and Assumption Agreement;

(b)    tax documentation for real estate transfer taxes as applicable within the jurisdictions in which the Owned Properties and Well Fields Properties are located;

(c)    a certificate, dated as of the Closing Date, that satisfies the requirements set forth in Treasury Regulations Section 1.1445-2, attesting that Seller is not a “foreign person” for U.S. federal income tax purposes;

(d)    a valid IRS Form W-9 completed by Seller;

(e)    all instruments and documents necessary or as may be reasonably requested by Buyer to (i) to evidence the payoff of any indebtedness necessary to permit the sale, conveyance, assignment, transfer and delivery of the Transferred Assets to Buyer free and clear of all Liens (other than Permitted Exceptions) or (ii) release any and all Liens on the Transferred Assets, other than Permitted Exceptions, including any appropriate UCC financing statement amendments and/or terminations, in each case in form and substance reasonably satisfactory to Buyer;

(f)    special warranty deeds (or equivalent) in customary form for each of the Owned Properties and Well Fields Properties and, prior to the Closing at such time as required by the Title Company, the documents required to be provided by the Seller Parties pursuant to Section 2.13(b);

(g)    a true and complete list and copies of all of the Transferred Contracts in effect as of the Closing Date;

(h)    a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Section 9.03(a);

(i)    (i) a true and complete list of all Intellectual Property and Technology, in each case other than Patents, (A) that is owned by a Person (other than any of the Seller Parties or Buyer Parties) under or with respect to which any Seller Party has been granted a license under any Contract that is not included in the Transferred Assets, (B) that is used by any of the Seller Parties in the operation of the EFK Facility as of the Closing Date, and (C) for which any of the Seller Parties is required to or obligated to make payments by way of royalties, fees or otherwise in excess of an aggregate amount of $100,000 on an annual basis to any such Person or any other Person solely with respect to such Intellectual Property and Technology as of the date immediately prior to the Closing Date and (ii) copies of such Contracts described in the foregoing clause (A) that the Seller Parties are not restricted from providing; and

(j)    a true and complete list of all Transferred Contracts pursuant to which any of the Seller Parties is required to or obligated to make payments by way of royalties, fees or otherwise in excess of an aggregate amount of $100,000 on an annual basis to any owner or licensor of, or any other Person solely with respect to, any Transferred Third Party Licensed IP and Technology as of the date immediately prior to the Closing Date.

Section 2.10.    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)    the Purchase Price;

(b)    a duly executed counterpart of each of the Employee Matters Agreement, the Seller Lease and the Bill of Sale and Assignment and Assumption Agreement; and

(c)    a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 9.02(a).

Section 2.11.    Payments and Computations. All payments (including the Purchase Price) shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest calculated based on the prime lending rate reported by the Wall Street Journal as of the date such payment was due plus one and one-half percent (1.5%) per month (or, if lower, the maximum interest rate allowed by law), compounded monthly, until the date such payment is made.

Section 2.12.    Withholding. All payments under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law requires the deduction or withholding of any Tax from any such payment, then any party responsible for such deduction or withholding shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Tax Authority in accordance with Law; provided that, in the event Buyer determines such withholding is required, Buyer shall promptly notify Seller of such determination no less than ten (10) days prior to the Closing Date, and shall reasonably cooperate with Seller to claim any benefits or reduce and/or eliminate any such withholding Taxes. To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the party otherwise entitled to receive such payment pursuant to this Agreement.

Section 2.13.    Title Insurance.

(a)    Buyer shall promptly order and obtain Title Commitments and Surveys of the Owned Properties and Well Fields Properties at Buyer’s expense, and provide copies thereof to Seller on receipt. Buyer may purchase Title Policies at Buyer’s election on the Owned Properties and Well Fields Properties at Buyer’s election, insuring record title to the same, subject to Permitted Exceptions. If the Title Commitments or Surveys (or any updates thereto obtained by Buyer prior to the Closing) reveal any state of facts, encumbrances or exceptions that (i) indicate that a Seller Party is not the owner in fee simple of any Owned Property or any Well Fields Property, subject to Permitted Exceptions, or (ii) Buyer believes do not constitute Permitted Exceptions, Buyer shall notify Seller in writing (each, a “Title Notice”) of any such state of facts, encumbrances or exceptions with an explanation of the basis for such objection (the “Title Objections”) within ten (10) Business Days following Buyer’s receipt of the Surveys and the Title Commitments (or such update thereto). Within ten (10) Business Days after Seller receives a Title Notice with respect to Title Objections, Seller will notify Buyer whether or not Seller will cure such Title Objections (Seller’s failure to notify Buyer of Seller’s decision shall be deemed an election by Seller not to cure such Title Objections). For the avoidance of doubt, a failure by Seller to cure or respond to Title Objections under this Section 2.13 shall not be deemed to be a breach by Seller under this Agreement, except that Seller’s failure to cure any Title Objection which is determined by the Steering Committee to be valid and which arises from any state of facts, encumbrances or exceptions created or caused by any Seller Party shall be a breach by Seller under this Agreement.

(b)    The Seller Parties shall cooperate with Buyer and the Title Company in the obtaining of such Title Policies as of the Closing, including by delivering customary seller’s affidavits for the benefit of the Title Company, in form acceptable to the Title Company to be sufficient to remove standard printed exceptions on Schedule B-1 for taxes in prior tax years, tenants other than pursuant to the real property Leases disclosed on Section 3.12(c) of the Seller Disclosure Letter that are extant as of Closing, and mechanic’s liens that are not Assumed Liabilities at Closing.

Section 2.14.    Purchase Price Allocation. Within ninety (90) days after the Closing, Buyer shall deliver to Seller an allocation of the consideration for the Transferred Assets under Section 2.08 (as adjusted pursuant to the adjustments contemplated under this Agreement and taking into account solely those Liabilities which are treated as liabilities for U.S. federal income Tax purposes) among the Transferred Assets as of the Closing Date in accordance with applicable Tax Law, including, as applicable, Section 1060 of the Code, and the Treasury Regulations promulgated thereunder (the “Allocation”). Following receipt of its copy of the Allocation, Seller shall have a period of thirty (30) days to provide Buyer with a statement of any disputed items with respect to such allocation and the parties will negotiate in good faith to resolve such dispute. Should Buyer and Seller fail to reach an agreement within thirty (30) days after Seller notifies Buyer of such dispute, Buyer and Seller shall bring all disputes relating to the preparation of such allocation to any “Big 4” accounting firm (excluding, for the avoidance of doubt, the “Big 4” accounting firm serving as Buyer’s independent audit firm at the time such notice is provided) (the “Allocation Accounting Firm”) for resolution, whose decisions shall be final and binding on the parties and whose expenses shall be paid equally by Buyer on one hand and Seller on the other. The Allocation Accounting Firm shall make its determination in accordance with the requirements of this Section 2.14. Seller and Buyer shall file all U.S. federal income Tax Returns (including Form 8594) consistently with the Allocation and shall not take any position for U.S. federal income Tax purposes that is inconsistent therewith, unless required by a final determination under Section 1313(a) of the Code resulting from an Action initiated by a Governmental Authority.

Section 2.15.    Recordation of Memorandum and Release. On the date hereof, the Seller Parties shall execute and acknowledge and deliver to Buyer a memorandum of this Agreement substantially in the form of Exhibit C-1 attached hereto, which memorandum may be recorded by Buyer against each Owned Property and each Well Fields Property. In the event this Agreement is terminated, Buyer shall promptly execute and acknowledge and deliver to Seller a release of the memorandum substantially in the form of Exhibit C-2 attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the Seller Disclosure Letter:

Section 3.01.    Organization, Qualification and Authority. Seller is a corporation or other organization incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization, and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. Each of the Seller Parties, solely with respect to the Transferred Assets, has the requisite power and authority to operate its business as now conducted and is qualified as a foreign organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by the Seller Parties of the

Transaction Agreements to which they are parties and the consummation by the Seller Parties of the transactions contemplated by, and the performance by the Seller Parties of their obligations under, any such Transaction Agreements have been (or, in the case of a Seller Party other than Seller, will be prior to the Closing) duly authorized by all requisite action on the part of such Seller Parties. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by the Seller Party that is party thereto, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof by the Seller Party that is party thereto, as applicable, the other Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party thereto, enforceable against such Seller Parties party thereto, as applicable, in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02.    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken, the execution, delivery and performance by the Seller Parties of the Transaction Agreements to which they are parties and the consummation by the Seller Parties of the transactions contemplated by the Transaction Agreements to which they are parties do not and will not (a) violate or conflict with the certificate or articles of incorporation or organization, bylaws or similar organizational documents of any of the Seller Parties, (b) conflict with or violate any Law or Governmental Order applicable to the Seller Parties in any material respect or (c) result in any material breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of any Lien (other than a Permitted Exception or Liens arising from any act of Buyer or its Affiliates) on, the Transferred Assets, except, in the case of clause (c), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.03.    Consents and Approvals. The execution and delivery by the Seller Parties of the Transaction Agreements to which they are parties do not, and the performance by the Seller Parties of, and the consummation by the Seller Parties of the transactions contemplated by, the Transaction Agreements to which they are parties will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except in connection, or in compliance with, the applicable filings or approvals under the HSR Act.

Section 3.04.    Absence of Litigation. As of the date of this Agreement, there are no Actions by or before a Governmental Authority pending or, to the Knowledge of Seller, threatened in writing against the Seller Parties with respect to the Transferred Assets or the Assumed Liabilities which would reasonably be expected to have a material impact on the ownership and operation of the Transferred Assets, taken as a whole. As of the date of this Agreement, none of the Seller Parties is subject to any Governmental Order with respect to the Transferred Assets, and none of the Seller Parties is in breach or violation of any such

Governmental Order. As of the date of this Agreement, there are no material Actions by or before a Governmental Authority pending or, to the Knowledge of Seller, threatened against the Seller Parties or to which any of the Seller Parties is otherwise a party relating to, or which have a material impact on, this Agreement, the other Transaction Agreements or the Transactions.

Section 3.05.    Compliance with Laws. None of the Seller Parties (with respect to the Transferred Assets or the Assumed Liabilities) is in violation of any Laws or Governmental Orders applicable to the ownership or operation of the Transferred Assets (including any Privacy Laws), except for violations the existence of which has not had, and would not reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, none of the Seller Parties has received any written notice of or been charged in writing with the violation of any Laws applicable to, or which would have an impact on, the ownership or operation of the Transferred Assets (including any Privacy Laws), except as would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Seller, none of the Seller Parties has received notice that any Seller Party is under investigation with respect to the violation of any Laws applicable to, or which would have a material impact on, the ownership or operation of the Transferred Assets, taken as a whole.

Section 3.06.    Governmental Licenses and Permits.

(a)    (i) The Seller Parties hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are necessary for the ownership and operation of the Transferred Assets (collectively, “Permits”) and (ii) each of such Permits is valid, binding and in full force and effect, in each case of clauses (i) and (ii), except as would not reasonably be expected to be material to the ownership and operation of the Transferred Assets, taken as a whole.

(b)    None of the Seller Parties is in default or violation of any of the Permits and no Action is pending or, to the Knowledge of Seller, has been threatened in writing during the one (1) year prior to the date of this Agreement to revoke any Permit, except such defaults, violations or revocations as have not had a material effect on, and would not reasonably be expected to be material to, the ownership and operation of the Transferred Assets, taken as a whole.

Section 3.07.    Title to Transferred Assets.

(a)    Except for Permitted Exceptions or Liens created by or through Buyer or any of its Affiliates, the Transferred Assets are owned by the Seller Parties, free and clear of all Liens, and the Seller Parties are in possession of and have good title to, or valid rights under contract to use the Transferred Assets. Other than Seller, each of the Seller Parties that owns any Transferred Assets, is subject to any Assumed Liabilities or employs any Business Employees is a wholly-owned Subsidiary of Seller and is listed on Section 3.07 of the Seller Disclosure Letter.

(b)    The Permitted Exceptions (but excluding the Blue Declaration), individually or in the aggregate, do not impair in any material respects the Seller Parties’ ownership, enjoyment and use of the Owned Properties or the Well Field Properties in the manner so owned, enjoyed and used as of the date of this Agreement and as of the Closing Date.

Section 3.08.    Intellectual Property.

(a)    Title. GLOBALFOUNDRIES U.S. 2 LLC owns, free and clear of all Liens (other than Permitted Exceptions), all right, title and interest in and to, or has the right to sublicense, all Seller Licensed IP and Technology. GLOBALFOUNDRIES U.S. 2 LLC has the right to grant the licenses and other rights to Buyer with respect to the Seller Licensed IP and Technology that it grants as set forth in the Technology License Agreement. GLOBALFOUNDRIES Inc. or GLOBALFOUNDRIES Singapore Pte. Ltd. owns, free and clear of all Liens (other than Permitted Exceptions), all right, title and interest in and to all Patents included in the Seller Licensed IP and Technology and all Patents included in the GF Background IP (as defined in the Technology Transfer and Development Agreement), and has granted to GLOBALFOUNDRIES U.S. 2 LLC in writing all rights necessary for GLOBALFOUNDRIES U.S. 2 LLC to grant the licenses and other rights to Buyer with respect to (i) the Patents included in the Seller Licensed IP and Technology that it grants as set forth in the Technology License Agreement, and (ii) the Patents owned or controlled by GLOBALFOUNDRIES Inc. or GLOBALFOUNDRIES Singapore Pte. Ltd., as applicable, or sublicensable to Buyer and its applicable affiliates (as set forth in the Technology Transfer and Development Agreement), in each case that are included in the GF Background IP (as defined in the Technology Transfer and Development Agreement). None of the Seller Parties has granted to any Person any exclusive or other Intellectual Property license in, to, or under any Seller Licensed IP and Technology, in each case that would make such Seller Party unable to license or grant other rights with respect to such Seller Licensed IP and Technology to Buyer pursuant to the terms of the Technology License Agreement. Nothing in this Section 3.08(a) is or shall be deemed, construed or interpreted to constitute a representation or warranty of non-infringement of any Intellectual Property, which is solely addressed by the representations set forth in Section 3.08(b).

(b)    No Infringement by Seller.

(i)    Without giving effect to any Patent licenses to which any Seller Party is a party, as of the date of this Agreement, none of the Seller Licensed IP and Technology, as made available by a Seller Party to Buyer, infringes any Designated Patent.

(ii)    Without giving effect to any Patent licenses to which any Seller Party is a party, to the Knowledge of Seller, as of the date of this Agreement, none of the Seller Licensed IP and Technology, as made available by a Seller Party to Buyer, infringes any Patent that, as of the date of this Agreement, is owned by a Person other than a Seller Party or Buyer or any of its Affiliates.

(iii)    To the Knowledge of Seller, as of the date of this Agreement, none of the following infringes, misappropriates (or constitutes or results from the misappropriation of), constitutes unauthorized use or unauthorized disclosure of, dilutes or otherwise violates any Intellectual Property of any third party: (A) the Seller Licensed IP and Technology; (B) any Seller Party’s use, practice or other exploitation of any Seller Licensed IP and Technology, or the Seller Parties’ operation of the EFK Facility; or (C) a Seller Party’s grant of the licenses and other rights to Buyer with respect to the Seller Licensed IP and Technology pursuant to the Technology License Agreement.

(c)    No Actions Against Seller.

(i)    As of the date of this Agreement, to the Knowledge of Seller, there is no Action pending or threatened since July 1, 2015 by any Person against any of the Seller Parties: (A) alleging that any of the Seller Licensed IP and Technology (or the Seller Parties’ use, practice or other exploitation of any Seller Licensed IP and Technology), or the Seller Parties’ operation of the EFK Facility, infringes, misappropriates (or constitutes or results from the misappropriation of), constitutes unauthorized use or unauthorized disclosure of, dilutes or otherwise violates any Intellectual Property of any third party; or (B) challenging any of the Seller Parties’ ownership of any Seller Licensed IP and Technology owned by any Seller Party, or challenging the validity or enforceability of any Seller Licensed IP and Technology.

(ii)    As of the date of this Agreement, since July 1, 2015, none of the Seller Parties has received any written (or, to the Knowledge of Seller, unwritten or any other) notice from any Person (A) alleging that any of the Seller Licensed IP and Technology (or the Seller Parties’ use, practice or other exploitation of any Seller Licensed IP and Technology), or the Seller Parties’ operation of the EFK Facility, infringes, misappropriates (or constitutes or results from the misappropriation of), constitutes unauthorized use or unauthorized disclosure of, dilutes or otherwise violates any Intellectual Property of any third party; (B) challenging any of the Seller Parties’ ownership of any Seller Licensed IP and Technology owned by any Seller Party, or challenging the validity or enforceability of any Seller Licensed IP and Technology; or (C) claiming any interest in, to, or under any Seller Licensed IP and Technology, or asking or inviting any of the Seller Parties to enter into or to pay for any Intellectual Property license under or to the Intellectual Property of any other Person with respect to any Seller Licensed IP and Technology.

(iii)    As of the date of this Agreement, there is no Governmental Order to which any of the Seller Parties is a party or, to the Knowledge of Seller, by which any of the Seller Parties is bound that restricts, limits or adversely affects any of the Seller Parties’ rights to any Seller Licensed IP and Technology.

(d)    Royalties. None of the Seller Parties is required or obligated under any Contract included as of the date of this Agreement in the Transferred Contracts to make any payments by way of royalties, fees or otherwise in excess of an aggregate amount of $100,000 on an annual basis to any owner or licensor of, or any other Person solely with respect to any semiconductor manufacturing process Technology included in the Transferred Third Party Licensed IP and Technology licensed to any of the Seller Parties under such Contract.

(e)    No Consents Required. Upon the Closing, Buyer shall have, without the need for any further consent or approval not already obtained, the right to use, practice or otherwise exploit all Seller Licensed IP and Technology in accordance with the terms of the Technology License Agreement. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, nor the sale, conveyance, assignment, transfer or delivery of any Transferred Asset will (i) result in the grant by any of the Seller Parties to any Person of any exclusive Intellectual Property license with respect to any

Seller Licensed IP and Technology or (ii) trigger any obligation of Buyer (or any Affiliate of Buyer as of the date of this Agreement) to make any payment to any third Person with respect to any use, practice or other exploitation of any Seller Licensed IP and Technology in accordance with the terms of the Technology License Agreement, but for the avoidance of doubt, nothing in this clause (ii) is or shall be deemed, construed or interpreted to constitute a representation or warranty of non-infringement of any Intellectual Property, which is solely addressed by the representations set forth in Section 3.08(b).

(f)    Inbound Patent Licenses. To the Knowledge of Seller, Section 3.08(f) of the Seller Disclosure Letter contains an accurate and complete list of all unexpired Intellectual Property licenses granted expressly under any specifically enumerated Patents, excluding any Patent cross-licenses or portfolio-wide Patent licenses, in each case to any of the Seller Parties by another Person to use, practice or otherwise exploit any Seller Licensed IP and Technology.

(g)    Open Source Software. To the Knowledge of Seller, Section 3.08(g) of the Seller Disclosure Letter sets forth a complete and accurate list of all Open Source Software included, incorporated or embedded in any Seller Licensed IP and Technology as of the date of this Agreement. To the Knowledge of Seller, as of the date of this Agreement, no Open Source Software is or has been included, incorporated or embedded in, or linked to, combined or distributed with or used in the delivery or provision of, any Seller Licensed IP and Technology, in each case in a manner that (i) requires or obligates any of the Seller Parties or Buyer or any of its Affiliates to make available, disclose, contribute, distribute or license any source code or related source materials to any Person or (ii) requires or purports to require any of the Seller Parties or Buyer or any of its Affiliates to grant any Intellectual Property license with respect to Patents.

(h)    Contaminants. To the Knowledge of Seller, as of the date of this Agreement, the Software included in the Seller Licensed IP and Technology is free from any material defect or material bug and any material programming, material design or material documentation error that would render it unable to operate in the same manner operated by the Seller Parties immediately prior to the date of this Agreement. To the Knowledge of Seller, as of the date of this Agreement, none of the Software included in the Seller Licensed IP and Technology constitutes or contains any Contaminants that (i) enables any “back door” or similar access by any Governmental Authority or (ii) has disabled, disrupted or caused any errors, problems or issues with respect to any such Software where such disablement, disruption, error, problem or issue has had a material and adverse effect on the Seller Parties’ operation of the EFK Facility as of the date of this Agreement and remains unresolved as of the date of this Agreement.

(i)    Seller IT Systems. As of the date of this Agreement, the Seller Parties have taken commercially reasonable measures to maintain the performance, security and integrity of the Seller IT Systems in all material respects (and all Software, information or data stored on any Seller IT Systems). During the two (2)-year period prior to the date of this Agreement, (i) there has been no failure with respect to any Seller IT Systems that has had a material and adverse effect on the Seller Parties’ operation of the EFK Facility as of the date of this Agreement and has not been completely remedied and (ii) to the Knowledge of Seller, there has been no unauthorized access to or use of any Seller IT Systems (or any Software, information or data stored on any Seller IT Systems).

(j)    No Other Representations or Warranties. Except for and without limitation of the representations and warranties (if any) made regarding Intellectual Property and Technology in the Ancillary Agreements, notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 3.08 are the sole and exclusive representations and warranties made regarding Intellectual Property and Technology.

Section 3.09.    Environmental Matters.

(a)    Except as disclosed in Section 3.09 of the Seller Disclosure Letter or as could not reasonably be expected to result a Material Adverse Effect:

(i)    there are no Actions pending or threatened in writing against the Seller Parties with respect to the Transferred Assets alleging a violation of, or liability under, any Environmental Law;

(ii)    the operations of the Transferred Assets by the Seller Parties are and have been in compliance in with all Environmental Laws;

(iii)    the Seller Parties have obtained and own or possess all Environmental Permits necessary to conduct the Transferred Assets as they are presently conducted, and the Seller Parties are in compliance with all such Environmental Permits, and all such Environmental Permits are in full force and effect;

(iv)    there has been no Release by any Seller Party at concentrations requiring investigation or remediation under any Environmental Law or Environmental Permit, which investigation or remediation remains unresolved;

(v)    the Seller Parties have not received any notice from any Person or Governmental Authority regarding or alleging a material violation or failure to comply with any Environmental Laws or Environmental Permit; and

(vi)    the Seller Parties have made available to Buyer complete and correct copies of all material, non-privileged studies, reports, assessments, investigations, and analysis in the Seller Parties’ possession, and all correspondence from Governmental Authorities, (whether in hard copy or electronic form) in the Seller Parties’ possession regarding the presence or alleged presence of Hazardous Materials at, on, or affecting any of the Transferred Assets or regarding the Seller Parties’ compliance with any Environmental Laws with respect to the Transferred Assets.

(b)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 3.09 are the sole and exclusive representations and warranties made regarding Environmental Laws.

Section 3.10.    Transferred Contracts.

(a)    Section 3.10(a) of the Seller Disclosure Letter lists the Transferred Contracts in effect on the date of this Agreement (other than, as may be applicable, the Designated Agreement).

(b)    (i) Each material Transferred Contract is in full force and effect and is a legal, valid and binding obligation of the applicable Seller Party, as a party to such material Transferred Contract, and is enforceable against the applicable Seller Party, as a party to such material Transferred Contract, and, to the Knowledge of Seller, is a legal, valid and binding obligation of each other party to such material Transferred Contract and is enforceable against such other party thereto in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) none of the Seller Parties are, nor to the Knowledge of Seller, any other party to a material Transferred Contract is, in default or breach of a material Transferred Contract; (iii) to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both) under any material Transferred Contract; and (iv) none of the Seller Parties have received any notice of termination or cancellation with respect to any material Transferred Contract. Seller has delivered or made available to Buyer true, correct and complete copies of each Material Contract in effect as of the date of this Agreement, together with all amendments, modifications or supplements thereto.

Section 3.11.    Employment and Employee Benefits Matters.

(a)    Section 3.11(a) of the Seller Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each material employment, retirement, welfare benefit, incentive compensation, stock option, stock purchase, restricted stock, equity compensation, deferred compensation, severance or other material employee benefit plan, program or agreement (other than any governmental plan or arrangement, or statutorily required benefits), in each case, that is sponsored or maintained by the Seller Parties with respect to any Business Employee (the “Seller Plans”).

(b)    With respect to each Seller Plan, Seller has made available to Buyer true and complete copies of the following documents to the extent applicable: (i) each Seller Plan and all amendments thereto, (ii) the most recent summary plan description, (iii) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan, and (iv) the most recent Forms 5500 and all schedules thereto.

(c)    No Seller Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA). There does not exist any Liability with respect to the Seller Parties (with respect to the Business Employees) under Title IV of ERISA.

(d)    Each Seller Plan has been operated, in all material respects, in accordance with its terms and the requirements of all applicable Laws.

(e)    There are no material claims or causes of action pending or, to the Knowledge of Seller, threatened in writing during the one (1) year prior to the date of this Agreement against the Seller Parties in connection with any Seller Plan. The Seller Parties are not engaged or involved in any claim or legal proceedings brought by or on behalf of any of the Business Employees and, to the Knowledge of Seller, no such claims or proceedings have been threatened in writing during the one (1) year prior to the date of this Agreement, in each case, which could reasonably be expected to result in a material liability.

(f)    Each Seller Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and has received, is covered by or has applied for a favorable determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. No fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Seller Plan being required to pay any material Tax or penalty under applicable Law.

(g)    None of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) will (i) entitle any Business Employee to any compensation or benefit (or increase thereto), (ii) result in any payment or benefit to any Business Employee which would reasonably be expected to constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code, or (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits with respect to any Business Employee under any Seller Plan. None of the Seller Parties is party to, nor does any Seller Party have any obligation under, any Seller Plan to compensate any Business Employee for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    None of the Seller Parties are a party to any collective bargaining agreement or other material labor union contract applicable to Business Employees.

Section 3.12.    Real Property.

(a)    Section 3.12(a) of the Seller Disclosure Letter sets forth the municipal address of the EFK Facility and the legal description of all of the Owned Property.

(b)    Each of the applicable Seller Parties has good and marketable fee simple title to the Owned Properties and Well Fields Properties subject only to the Permitted Exceptions. The Owned Properties and the Well Fields Properties, together with easement and other rights appurtenant thereto on the date of this Agreement, and good and valid leasehold interest in the Leased Real Property described in, and pursuant to, each Real Property Lease listed on Section 3.12(c) of the Seller Disclosure Letter constitute all of the real property and rights to occupy real property necessary and currently used by the Seller Parties in connection with the operation of the EFK Facility. Except for the improvements or fixtures identified on Section 3.12(b) of the Seller Disclosure Letter (the “Surplus Building Idle Items”), all of the buildings, fixtures and improvements located on the Owned Properties and Well Fields Properties and owned by any of the Seller Parties are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used by the Seller Parties. None of the improvements located on the Owned Properties and Well Fields Properties (excluding with respect to the Surplus Building Idle Items) is in violation of any Law or Government Order, except for violations the existence of which has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Seller Parties have not received any written notice from any Governmental Authority that any material fines, judgments, penalties, assessments, or other charges are due and owing as a result of the condition of any of the Surplus Building Idle Items.

(c)    All of the Leases and Real Property Leases are listed on Section 3.12(c) of the Seller Disclosure Letter, which schedule includes the dates of the Leases including all amendments thereto, and the name of the landlord and tenant under such leases. Except pursuant to the Leases listed on Section 3.12(c) of the Seller Disclosure Letter, and Permitted Exceptions, no Person other than any Seller Party has the right to occupy the Owned Properties, the Well Fields Properties, or the Leased Real Property, or any portion thereof. Section 3.12(c) of the Seller Disclosure Letter lists all security deposits being held by any Seller Party in connection with any Leases. Except as described on Section 3.12(c) of the Seller Disclosure Letter, each of the Leases is between a Seller Party, as landlord or licensor, and another Person, as tenant or licensee. Seller has delivered to Buyer true, correct and complete copies of all Leases other than the Seller Lease and the Related Sale Lease, which shall be entered into after the date of this Agreement. Those leases combined will not exceed 30,000 square feet of space. A copy of the current form of Related Sale Lease is attached on Section 3.12(c) of the Seller Disclosure Letter, and the final executable version thereof shall conform substantially to the form attached hereto.

(d)    Except as shown on Section 3.12(d) of the Seller Disclosure Letter, the Owned Properties and the Well Fields Properties are not subject to any rights of first refusal or options to purchase.

(e)    To the extent there is any maintenance to be performed by Seller under the Real Property Leases, the Seller Parties have performed such maintenance in accordance with the requirements of such Leases. As of the date of this Agreement, the Leased Real Property is suitable for the purposes used by the Seller Parties.

(f)    To the Knowledge of Seller, all parcels of land comprising any part of the Owned Properties or the Well Fields Properties have access to a public road, either directly, pursuant to a recorded easement or through a contiguous parcel that is also a part of the same Owned Property or Well Fields Property, as applicable.

(g)    Seller has made all capital expenditures that are required to be made or performed by Seller under the Leases, if any, in accordance with the requirements of the Leases.

Section 3.13.    Taxes.

(a)    All material Tax Returns required to be filed by or on behalf of the Seller Parties with respect to the Transferred Assets have been timely filed (taking into account any applicable extensions granted to or obtained on behalf of Seller) with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects, and all material amounts of Taxes with respect to the Transferred Assets have been fully and timely paid.

(b)    Each of the Seller Parties has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in respect of the Transferred Assets and has duly and timely withheld and paid over to the appropriate Tax Authorities all material amounts of Taxes required to be so withheld and paid over under all applicable Laws in respect of the Transferred Assets.

(c)    All material deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns relating to the Transferred Assets have been fully paid, and there are no other audits or investigations by any Tax Authority relating to the Transferred Assets in process, nor has any of the Seller Parties received any written notice from any Tax Authority that it intends to conduct such an audit or investigation of a Tax Return relating to the Transferred Assets.

(d)    There are no Liens for Taxes (other than Permitted Exceptions) upon the Transferred Assets.

(e)    No written claim has been made by a Tax Authority in a jurisdiction in which any of the Seller Parties does not file Tax Returns that such Seller Party is or may be subject to taxation or required to file a Tax Return in that jurisdiction with respect to the Transferred Assets.

(f)    With respect to the Transferred Assets, there is no Action (including, for the avoidance of doubt, discussions with a Tax Authority regarding Property Tax or tax incentives) now or pending with any Tax Authority in respect of a material amount of Tax and no extension or waiver of the limitation period with respect to a material amount of Tax has been granted.

(g)    No power of attorney with respect to any Tax matter is currently in force that would, in any manner, bind, obligate or restrict Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(h)    None of the Seller Parties has executed or entered into any agreement with any Tax Authority relating solely to the Transferred Assets, that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(i)    None of the Transferred Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in Section 168(g)(1)(A) of the Code with respect to which any of the Seller Parties has claimed depreciation deductions in determining its U.S. federal income tax liability or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(j)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties made in Section 3.11 and in this Section 3.13 are the sole and exclusive representations and warranties made regarding Taxes.

Section 3.14.    Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parties or any of their Affiliates. Seller is solely responsible for the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Section 3.15.    Solvency. Seller is now Solvent and, subject to the terms and conditions of this Agreement, including the truth and accuracy of the representations and warranties of Buyer set forth in Article IV, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, Seller will be Solvent.

Section 3.16.    Related Party Transactions. To the Knowledge of Seller, no officer or director of any of the Seller Parties, or any member of such officer’s or director’s immediate family or any of their respective Affiliates, (a) is involved in any material business arrangement or other relationship with any of the Seller Parties (whether written or pursuant to an enforceable oral agreement) in respect of the Transferred Assets, in each case other than any employment or director agreement of such Person, (b) owns any material property or right, tangible or intangible, that is primarily used or held for use by any of the Seller Parties in respect of the Transferred Assets or (c) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a material supplier, customer, landlord, tenant, creditor or debtor of any of the Seller Parties in respect of the Transferred Assets.

Section 3.17.    Certain Payments. None of the Seller Parties nor any director, officer, employee, or other Person associated with or acting on behalf of any of them, has, in violation of any applicable Law (including the United States Foreign Corrupt Practices Act of 1977), directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in respect of the operation of the Transferred Assets to (i) obtain favorable treatment in securing business for any of the Seller Parties, (ii) pay for favorable treatment for business secured by any of the Seller Parties or (iii) obtain special concessions or for special concessions already obtained, for or in respect of any of the Seller Parties, or (b) established or maintained any fund or asset with respect to the business that has not been recorded in the books and records of any of the Seller Parties, except as would not reasonably be expected to have a material impact on the ownership and operation of the Transferred Assets, taken as a whole.

Section 3.18.    Tangible Personal Property and Tools.

(a)    All items of tangible personal property included in the Material Assets are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used by the Seller Parties.

(b)    All Tools (other than the Excluded Tools or Consigned Tools) located on the Owned Properties and the Well Fields Properties and owned by any of the Seller Parties are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used by the Seller Parties.

Section 3.19.    Suppliers. Section 3.19 of the Seller Disclosure Letter sets forth a list of the ten (10) largest suppliers of the EFK Facility, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended December 31, 2017 and 2018 and showing the approximate aggregate purchases by Seller Parties from such suppliers during each such period. Prior to the date of this Agreement, no supplier listed on Section 3.19 of the Seller Disclosure Letter has (a) terminated its relationship with any of the Seller Parties in respect of the EFK Facility or requested a major renegotiation of the terms of the relationship with any of the Seller Parties in respect of the EFK Facility or (b) notified in writing any of the Seller Parties that it intends to terminate or request a major renegotiation of the terms of the relationship with any of the Seller Parties in respect of the EFK Facility.

Section 3.20.    No Other Representations or Warranties. Except as expressly set forth or referenced in this Article III or any other Ancillary Agreement, and without limitation of any representations and warranties made in any other Ancillary Agreement, none of Seller, or any other person makes any other express or implied representation or warranty with respect to Seller, any of the other Seller Parties, the Transferred Assets or the transactions contemplated by the Transaction Agreements and any other rights or obligations to be transferred hereunder or pursuant hereto, and Seller, the other Seller Parties, and any of their Affiliates disclaims any other representations or warranties, whether made by Seller, the other Seller Parties, or any of their Affiliates or Representatives. Except as expressly set forth or referenced in this Article III or any other Ancillary Agreement, and without limitation of any representations and warranties made in any other Ancillary Agreement, Seller, the other Seller Parties and their respective Affiliates and Representatives hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller). Seller, the other Seller Parties, and their respective Affiliates and Representatives make no representations or warranties to Buyer regarding the probable success or profitability of the Transferred Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.01.    Organization and Authority of Buyer. Buyer is a limited liability company formed, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by Buyer, the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, the Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been, and upon execution and delivery thereof the Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of the Seller Parties, as applicable) this Agreement constitutes, and upon execution and delivery thereof the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02.    Qualification of Buyer. Buyer has the appropriate power and authority to operate its businesses as now conducted. Buyer is qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not result in a Buyer Material Adverse Effect.

Section 4.03.    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution, delivery and performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer in any material respect, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.04.    Consents and Approvals. The execution and delivery by Buyer of the Transaction Agreements do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except in connection, or in compliance, with the applicable filings or approvals under the HSR Act.

Section 4.05.    Absence of Restraints; Compliance with Laws.

(a)    To the knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b)    Buyer is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected (including any Privacy Laws), except for violations the existence of which has not had, and would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.06.    Financial Ability. Buyer (a) has sufficient immediately available funds available and the financial ability to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (b) at the Closing, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.

Section 4.07.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (other than any fee or commission for which Buyer is solely responsible) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.08.    Solvency. Subject to the terms and conditions of this Agreement, including the truth and accuracy of the representations and warranties of the Seller Parties set forth in Article III, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements (including any financings being entered into in connection therewith), Buyer will be Solvent.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.    Conduct of Business Prior to the Closing.

(a)    Except as required by applicable Law, as expressly provided in this Agreement or the Ancillary Agreements, and except for matters identified in Section 5.01(a) of the Seller Disclosure Letter, from the date of this Agreement through the Closing (or until earlier termination of this Agreement), unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall and shall cause each of the Seller Parties to (i) conduct its ownership, operation and maintenance of the EFK Facility and the other Transferred Assets (including the operation and maintenance of the Tools and Facilities Equipment) in the ordinary course of business consistent with past practice (including by maintaining, without lapse in the coverage period, insurance policies adequately covering the Transferred Assets, consistent with coverage customary for the industry and consistent with past practice) and in a manner consistent with the satisfaction of its obligations under the Foundry Transition Services Agreement (including in accordance with the Joint Annual Operating Plans (as defined in the Foundry Transition Services Agreement) and the Technology Transfer and Development Agreement; (ii) use commercially reasonable efforts to preserve intact its operations, permits, rights, goodwill, and relations with suppliers, employees (including Key Employees) and others with which the Seller Parties (with respect to the Transferred Assets) do business (excluding customers); and (iii) maintain all of the Material Assets in their current condition, ordinary wear and tear excepted. Without limiting the generality of the foregoing, with respect to the Tools to be transferred to Buyer pursuant to Section 5.01(b), the Seller Parties shall (A) maintain such Tools in good working condition in accordance with industry standards and at least to the same standards as the Seller Parties maintain their other Tools, and (B) operate and use such Tools in accordance with standard user documentation.

(b)    Notwithstanding anything to the contrary herein, including the provisions of Section 5.01(a), Seller and each of the other Seller Parties may, and may cause any of their Affiliates to, (i) remove any Excluded Assets from the EFK Facility (except any Excluded Assets used or required to be used in the satisfaction of any Seller Party’s obligations under the Technology Transfer and Development Agreement or the Foundry Transition Services Agreement, which may be removed only with the prior approval of the Steering Committee) or (ii) take reasonable actions in compliance with applicable Law and this Agreement (including Section 5.01(a) and Section 5.01(c)) with respect to any operational emergencies (including any restoration measures in response to any natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons; provided that, in the case of clause (ii), Seller shall provide Buyer with notice of such action taken as soon as reasonably practicable thereafter (and in no event later than three (3) Business Days after such action is taken).

(c)    Without limiting the generality of Section 5.01(a), except (x) as required by applicable Law, (y) as expressly provided in this Agreement or the Ancillary Agreements and (z) for matters identified in Section 5.01(c) of the Seller Disclosure Letter, from the date of this Agreement through the Closing (or until earlier termination of this Agreement), unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Seller Parties shall:

(i)    except in the ordinary course of business consistent with past practice, (A) increase or decrease the salary or other compensation of any Business Employee other than any such increases or decreases that are, in the aggregate, on average consistent with past practice, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Business Employee other than any such grants that are, in the aggregate on average consistent with past practice, or (C) materially amend or terminate any Seller Plan or adopt any employee benefit plan, agreement, policy or arrangement that would have constituted a Seller Plan if it had been in effect on the date hereof, except, in the case of each of clauses (A), (B) and (C) above, (1) as may be required under the terms and conditions of any Seller Plan as in effect as of the date hereof, or (2) as expressly provided for in this Agreement or the Employee Matters Agreement;

(ii)    terminate without cause (other than as a result of a voluntary resignation) or relocate any of the Key Employees;

(iii)    in each case to the extent related to the material Transferred Assets and in the event such action would cause a material increase in Buyer’s Tax liability, (A) make, change or revoke any material Tax election (unless required by Law); (B) settle or compromise any material Tax claim or liability; (C) amend any material Tax Return; (D) waive any statute of limitation for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); or (E) obtain or request any Tax ruling or closing agreement in respect of a material amount of Taxes;

(iv)    subject to the acknowledgment in the last sentence of Section 2.01, sell, assign, license, transfer, convey, lease or otherwise dispose of any assets to the extent such assets would be, individually or in the aggregate, material Transferred Assets on the Closing Date if owned by any of the Seller Parties, other than use of Inventory in the ordinary course of business;

(v)    cancel or compromise any debt or claim or waive or release any material right of any of the Seller Parties that would be a material Transferred Asset if existing on the Closing Date, except in the ordinary course of business consistent with past practice;

(vi)    take any action with respect to any Business Employee that would trigger a “mass layoff” or “plant closing” under WARN;

(vii)    enter into any collective bargaining agreement with respect to the Business Employees;

(viii)    except in the ordinary course of business consistent with past practice, enter into any transaction or enter into, modify, renew, amend or waive any material rights under any Contract that would be a Transferred Contract or Transferred Contract Interest (in each case, with expenditures in an aggregate amount that exceeds $2,700,000) if in effect on the Closing Date;

(ix)    enter into any Transferred Contract or Transferred Contract Interest that would restrain, restrict, limit or impede in any material respect the ability of Buyer or any of its Affiliates to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons after the Closing;

(x)    enter into any contract, understanding, or commitment to (A) sell or lease any part of any Owned Property, Well Fields Property, or Leased Real Property, (B) lease or license any portion of any Owned Property, Well Fields Property, or Leased Real Property, or (C) terminate or modify any of the Leases or Real Property Leases (other than nonmaterial amendments thereof or extensions thereof in accordance with the term thereof, or any termination thereof as a result of any default by the non-Seller Party thereunder); or

(xi)    agree to do anything prohibited by this Section 5.01.

(d)    None of the Seller Parties shall sell, assign, transfer, convey or otherwise dispose of to any Person, or grant any exclusive right or exclusive license to any Person with respect to, any Intellectual Property or Technology if, at the time of such proposed sale, assignment, transfer, conveyance or other disposal, any of the Seller Parties reasonably and in good faith determines that such Intellectual Property or Technology should be licensed to Buyer under the Technology Transfer and Development Agreement without obtaining in a written Contract with such Person the right for the applicable Seller Parties to grant to Buyer and its Affiliates a license with respect to such Intellectual Property or Technology of the scope of the licenses to Seller Background Licensed IP and Technology set forth in the applicable Ancillary Agreements. Notwithstanding any confidentiality restrictions in the Ancillary Agreements, Seller and Buyer agree that the Seller Parties may disclose to any such Person a mutually agreed redacted version of the Technology Transfer and Development Agreement and/or the Technology License Agreement, solely in conjunction with Seller Parties’ obligations under this Section 5.01(d); provided that, prior to providing any such Person with the redacted version of the relevant agreement, such Person enters into, and remains subject to, a binding confidentiality agreement with Seller with confidentiality terms (restricting disclosure by such Person of the relevant redacted agreement and the matters related thereto) no less restrictive than those set forth in the Confidentiality Agreement.

Section 5.02.    Access.

(a)    From the date of this Agreement until the Closing (or until earlier termination of this Agreement), upon reasonable prior notice, and except as determined by Seller’s counsel to be necessary to (i) ensure compliance with any applicable Laws or (ii) prevent elimination of any applicable privileges (including the attorney client privilege) or violation of any contractual confidentiality obligations (in which case the parties will use commercially reasonable efforts to obtain consent allowing the disclosure of such information from the counterparty to which such contractual confidentiality obligation is owed), Seller shall, and shall cause the other Seller Parties to, furnish to the Representatives of Buyer (A) such additional financial and operating data and other information regarding the Transferred Assets and (B) such employees and representatives of the Seller Parties who have knowledge of the ownership and operation of the Transferred Assets, in each case as Buyer may from time to time reasonably request for purposes of preparing to own and operate the Transferred Assets following the Closing (including for purposes of preparing the Allocation pursuant to Section 2.14); provided, however, that such request shall not require the Seller Parties to take any action that unreasonably interferes with the business or operations of the Seller Parties and their Affiliates and shall not include any intrusive environmental sampling or investigations; and provided further, however, that the auditors and accountants of the Seller Parties shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If reasonably requested by Seller or any of its Affiliates, Buyer shall enter into a customary and mutually acceptable joint defense and/or confidentiality agreements with Seller or such Affiliates with respect to any information to be provided to Buyer pursuant to this Section 5.02(a). Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, neither Buyer nor any of its Representatives shall contact any suppliers or customers of any of the Seller Parties other than in the ordinary course of business unrelated to the transactions contemplated hereby and on a basis consistent with past practice; provided, however, that (1) in no way shall this Section 5.02(a) limit, restrict or prevent Buyer or any of its Affiliates from contacting any of its existing suppliers or customers unrelated to the transactions contemplated hereby and (2) upon a reasonable request from Buyer from time to time after January 1, 2022, subject to any contractual or legal limitations or restrictions applicable thereto, Seller shall cooperate in good faith with Buyer to facilitate discussions between Buyer and any suppliers of any of the Seller Parties related to the Transferred Assets, for purposes of Buyer’s preparation to own and operate the Transferred Assets following the Closing.

(b)    In addition to the provisions of Section 5.03, from and after the Closing Date, upon reasonable prior notice, and except with respect to Documents that are in the Seller Parties’

possession pursuant to Section 5.03 and except as determined by Buyer’s counsel to be necessary to (i) ensure compliance with any applicable Laws or (ii) prevent elimination of any applicable privileges (including the attorney client privilege) or violation of any contractual confidentiality obligations (in which case the parties will use commercially reasonable efforts to obtain consent allowing the disclosure of such information from the counterparty to which such contractual confidentiality obligation is owed), Buyer shall, and shall cause its Affiliates and Representatives to (A) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Transferred Assets and Assumed Liabilities, and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this paragraph, (B) furnish to the Representatives of Seller and its Affiliates such additional financial and other information regarding the Transferred Assets and Assumed Liabilities as Seller and its Affiliates may from time to time reasonably request and (C) make available to Seller and its Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Seller and its Affiliates in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates and shall not include any intrusive environmental sampling or investigations; and provided further, however, that the auditors and accountants of the parties hereto shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If reasonably requested by a Buyer, Seller or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement and/or confidentiality agreements with respect to any information to be provided to Seller pursuant to this Section 5.02(b).

(c)    Notwithstanding anything in Section 5.02(a) or Section 5.03 to the contrary, but except as expressly provided in this Agreement or the Ancillary Agreements, the Seller Parties shall not be required, prior to the Closing, and Buyer shall not be required, following the Closing, to disclose, cause or seek to cause the disclosure to any Person (or to provide access to any properties, books or records that would reasonably be expected to result in the disclosure to any Person) of any Trade Secrets, proprietary know how or processes, Patent, Mark or Copyright applications, product development information, or pricing or marketing plans, nor shall the Seller Parties, prior to the Closing, or Buyer, following the Closing, be required to permit, cause or seek to cause others to permit any Person to have access to, or to copy or remove from the properties of the Seller Parties, any documents, drawings, information or other materials that might reveal any such information.

(d)    General Premises Access Conditions.

(i)    From the date hereof until the Closing Date, while on Seller premises, Buyer shall ensure that its personnel and contractors (“Personnel”) at all times comply with all applicable Laws. From and after the Closing Date, while on Buyer premises, Seller shall ensure that its Personnel at all times comply with all applicable Laws.

(ii)    From the date hereof until the Closing Date, while on Seller premises, each Buyer Personnel will comply with all applicable Seller environmental, health, safety, and security (including electronic information security) policies, procedures, and programs (but solely to the extent Seller has previously provided such policies, procedures, and programs to Buyer), including specified mandatory Seller contractor training. Buyer is responsible for ensuring that its Personnel understand and comply with all applicable Seller policies, procedures, and programs, including those in the then current version of Seller’s “Environmental, Health & Safety Handbook for Contractors”. From and after the Closing Date, while on Buyer premises, each Seller Personnel will comply with all applicable Buyer environmental, health, safety, and security (including electronic information security) policies, procedures, and programs (but solely to the extent Buyer has previously provided such policies, procedures, and programs to Seller), including specified mandatory Buyer contractor training. Seller is responsible for ensuring that its Personnel understand and comply with all applicable Buyer policies, procedures, and programs.

(iii)    From the date hereof until the Closing Date, when performing work on Seller premises, Buyer and its Personnel will cooperate with Seller so as to minimize any potential interference with Seller operations or other activities, especially those to protect the safety and health of the parties’ employees, agents, and visitors, and to safeguard property. From and after the Closing Date, when performing work on Buyer premises, Seller and its Personnel will cooperate with Buyer so as to minimize any potential interference with Buyer operations or other activities, especially those to protect the safety and health of the parties’ employees, agents, and visitors, and to safeguard property.

(iv)    Any failure by Buyer Personnel to comply with the requirements of this Section 5.02(d) may result in denial of access for such Buyer Personnel. Any failure by Seller Personnel to comply with the requirements of this Section 5.02(d) may result in denial of access for such Seller Personnel.

(e)    Specific Access Conditions for Assigned Representatives.

(i)    From the date hereof until the Closing Date, Buyer may assign contractor(s) and personnel to work at the EFK Facility to support the work performed under the Transaction Agreements (“Assigned Representatives”), according to Seller’s reasonable notification and registration process.

(ii)    Buyer is responsible for the selection of its Assigned Representatives, who shall not, for any purpose, be considered employees or agents of Seller. Buyer is responsible for the supervision, direction and control, payment of salary (including withholding of taxes), travel and living expenses (if any), workers’ compensation insurance, disability benefits and the like of its Assigned Representatives. Buyer may reassign any of its Assigned Representatives as it deems necessary with a written notice to Seller. Access to the EFK Facility by any Assigned Representative may be revoked only by the determination of the Steering Committee.

(iii)    From the date hereof until the Closing Date, Seller will reasonably provide Assigned Representatives with (A) access to and office space in the EFK Facility and (B) related amenities (e.g., phone, wireless access, parking, cafeteria access), in each case on terms that are comparable to the access, office space and amenities Seller provides to its Tier-1 customers, taking into account Seller’s space constraints and needs for its regular workforce.

(iv)    Assigned Representatives will be deemed Buyer Personnel for purposes of Section 5.02(c).

Section 5.03.    Records Preservation. Subject to the requirements of this Section 5.03, each of the Seller Parties shall have the right to retain copies of all Documents relating to periods ending on or prior to the Closing Date (a) relating to information (including employment and medical records) regarding the Business Employees, (b) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (c) as may be necessary for any of the Seller Parties to perform their respective obligations pursuant to any Transaction Agreement, in each case subject to compliance with all applicable privacy Laws. The parties hereto shall preserve and keep, or cause to be preserved and kept, all original Documents and any copies thereof in their possession for the longer of (i) any applicable statute of limitations and (ii) a period of six (6) years from the Closing Date; provided, however, that any electronic mail shall be required to be preserved and kept only for a period of three (3) years (the “Retention Period”). During such applicable Retention Period, (A) Representatives of Seller, Buyer and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such Documents and (B) the parties hereto shall provide, or cause to be provided, to the other parties hereto and their respective Affiliates, access to such Documents as such other parties hereto or their respective Affiliates shall reasonably request in connection with any Action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates, in each case except as determined in good faith to be necessary to (1) ensure compliance with any applicable Law, (2) preserve any applicable privilege (including the attorney-client privilege), (3) comply with any contractual confidentiality obligations, or (4) restrict or prohibit access to Confidential Information (in the good faith judgment of the party claiming such exception).

Section 5.04.    Confidentiality.

(a)    The terms of the letter agreement dated August 30, 2018 (the “Confidentiality Agreement”) between Seller and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and its Affiliates and Representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)    For a period of five (5) years from the Closing Date, Seller shall, and shall cause the Seller Parties to, hold in strict confidence and not disclose or release without the prior written consent of Buyer, any and all Confidential Information; provided that each of the Seller Parties may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information and are bound by fiduciary, contractual or legal obligation to hold such information confidential to the same extent as is applicable to the parties hereto (it being understood that Seller shall be responsible for the failure to comply with such obligations by such Representatives, or (ii) if Seller or any of the other Seller Parties, or any of their respective Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information. In the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Seller or the other Seller Parties, as applicable, shall (x) as promptly as practicable notify Buyer of the existence of such request or demand and, if not otherwise prevented by Law, the disclosure that is expected to be made in respect thereto so that Buyer may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information and/or waive compliance with the provisions of this Section 5.04(b), and (y) if requested by Buyer, cooperate with Buyer (at Buyer’s expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by Buyer is not obtained and Seller, any of the other Seller Parties or any of their respective Representatives is required by such Law to disclose any Confidential Information, Seller, such other Seller Parties, or such Representative may disclose only that portion of the Confidential Information which is required to be disclosed.

(c)    As used in this Agreement, “Confidential Information” shall mean all proprietary, technical, economic, environmental, operational or financial information or material, data, reports and interpretations related to the Transferred Assets and Assumed Liabilities, including pursuant to any provision of any Transaction Agreement; except the term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by any of the Seller Parties in breach of the Confidentiality Agreement or this Section 5.04), or (ii) becomes available after the Closing Date to any Seller Party or any of their respective Representatives on a non-confidential basis from a source other than Buyer which is not subject to any contractual, legal or fiduciary obligation of confidentiality to Buyer. Notwithstanding the foregoing, nothing herein shall prevent the Seller Parties from disclosing or using information of the Seller Parties that is not related to the Transferred Assets or the Assumed Liabilities.

Section 5.05.    Regulatory and Other Authorizations; Consents.

(a)    Subject to the terms and conditions herein provided, each of Buyer and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and in any case, prior to the End Date (including the satisfaction, but not waiver, of the conditions precedent set forth in Article IX). Each of Buyer and Seller shall use reasonable best efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement by May 1, 2022, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the foregoing, neither Buyer nor Seller, nor any of their respective Affiliates, shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party hereto. The filing fees incurred in connection with the HSR Act shall be borne equally by Buyer and Seller, with each party paying fifty percent (50%) of the applicable fee.

(b)    To the extent permitted by applicable Law or applicable Governmental Authority or the terms of any applicable agreement with a Governmental Authority, each party to this Agreement shall promptly notify the other party hereto of any significant written communication it receives from any Governmental Authority relating to the consummation of the transactions contemplated by this Agreement, permit the other party hereto to review in advance any significant written communication proposed to be made by such party (or its advisors) to any Governmental Authority and provide the other party hereto with copies of all significant correspondence or other significant written communications between it or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, in each case, to the extent relating to the consummation of the transactions contemplated by this Agreement, subject to the Confidentiality Agreement. No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other party hereto in advance and, to the extent reasonably practicable and permitted by such Governmental Authority, gives the other party hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction).

(c)    In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree, subject to the limitations set forth in Section 5.05(d), to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if any decree, judgment, injunction or other order is issued in any such action, suit or other proceeding, to use best efforts to have such injunction or other order vacated, lifted, reversed or overturned and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that (i) Buyer shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (ii) Seller and its Affiliates may not conduct or agree to conduct a Divestiture without the prior written consent of Buyer. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer, Seller, or any of their respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Buyer or any of its Affiliates to freely conduct their business or control the assets acquired from Seller, (C) the holding separate of any of Seller assets or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the assets acquired from Seller, or (D) the making of any payment or commercial concession to any third party as a condition to obtaining a required consent of any third party in connection with the Agreement.

(e)    Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their Affiliates and Representatives, successors and assigns (Buyer and such Persons, the “Buyer Parties”) that the operation of the EFK Facility shall remain in the dominion and control of the Seller Parties until the Closing and that none of the Buyer Parties will provide, directly or indirectly, any directions or orders to any director, officer or employee of any Seller Party, except as specifically contemplated by the Transaction Agreements.

(f)    From the date of this Agreement until the Closing (or until earlier termination of this Agreement), Seller shall notify Buyer promptly of any notice or other communication received from any Governmental Authority regarding the HSR filing in connection with the Transactions.

Section 5.06.    Third Party Consents. Each of Buyer and Seller agrees to cooperate to obtain any consents and approvals from, and provide any notices to, any Person other than a Governmental Authority that may be required in connection with the transactions contemplated by the Transaction Agreements (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent.

Section 5.07.    Notifications. From the date of this Agreement until the Closing (or until earlier termination of this Agreement) (a) each Party shall notify the other Party as promptly as practicable of (i) any written notice (or, in the case of Seller, to the Knowledge of Seller, any other notice) received from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions or (ii) any event, condition, fact or circumstance that would materially prevent the timely satisfaction of any of the conditions set forth in Article IX and (b) Seller shall notify Buyer as promptly as practicable of (i) any material Action commenced or, to the Knowledge of Seller, threatened relating to, involving or affecting, any of the Transferred Assets, or that otherwise relates to the consummation of the Transactions; or (ii) any written notice (or, to the Knowledge of Seller, other notice) received from any supplier listed on Section 3.19 of the Seller Disclosure Letter that it intends to terminate or request a major renegotiation of the terms of the relationship with any of the Seller Parties in respect of the EFK Facility.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.    Rights to Seller Marks.

(a)    Except as expressly permitted in this Section 6.01, immediately following the Closing, Buyer and its Affiliates shall make no use of any of the Seller Marks, including in connection with the ownership or operation of the Transferred Assets. Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Marks. Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that immediately following the Closing, Buyer and its Affiliates shall cease all use of the Seller Marks. For the avoidance of doubt, and subject to this Section 6.01, this Section 6.01(a) shall not preclude the use by Buyer or any of its Affiliates of any Seller Marks or legacy references to a Seller Party or any of its Affiliates as and to the extent such Seller Marks or legacy references are included in any Process Design Kit or other Seller Licensed IP and Technology when delivered by Seller or any of its Affiliates to Buyer or any of its Affiliates for a reasonable transition period not to exceed one hundred and eighty (180) days after the Closing solely in connection with the authorized use of such Process Design Kit or Seller Licensed IP and Technology under the Technology License Agreement.

(b)    Buyer shall not, and shall cause each of its Affiliates not to, use any of the Seller Marks, either alone or in combination with any other Marks or Internet domain names, in each case, owned by Seller or any of its Affiliates or any other source identifiers confusingly similar to or embodying any of the foregoing. Buyer agrees that nothing in this Section 6.01 restricts or limits any use, licensing, disposition or abandonment of any of the Seller Marks by Seller or any of its Affiliates. All goodwill associated with any use of any of the Seller Marks will inure solely to the benefit of Seller and its Affiliates.

Section 6.02.    Further Assurances. The parties hereto shall, at no further consideration, execute, or cause to be executed, such further documents, and perform, or cause to be performed, such further acts, as may be necessary or appropriate, or as either Seller or Buyer may reasonably request, (a) to transfer and convey each and all of the Transferred Assets (including, for the avoidance of doubt, all Documents) to Buyer, on and subject to the terms contained herein, (b) to enter into the Seller Lease and Related Sale Lease, and (c) to otherwise comply with the terms of this Agreement and to consummate, effect, record and implement the transactions contemplated hereby, including, in the case of each party hereto, executing and delivering such assignments, consents, and other documents or instruments as either party may reasonably request as necessary or desirable for such purpose. Seller shall cause, and shall be responsible for, the performance by each of the Seller Parties of their respective obligations hereunder and the compliance by each of the Seller Parties with the terms hereof. Buyer shall cause, and shall be responsible for, the performance by each of its Affiliates of their respective obligations hereunder and the compliance by each of its Affiliates with the terms hereof. Each of Seller and Buyer agrees that it shall not take (and shall cause each of its Affiliates to not take) any action with the intention of, or with the knowledge that such action will have the effect of, avoiding, inhibiting or impairing any of its obligations hereunder (or the other party’s ability to enforce such obligations).

Section 6.03.    Exclusivity.

(a)    From the date of this Agreement until the Closing (or until earlier termination of this Agreement), Seller shall not (and shall cause its Representatives not to), directly or indirectly, (i) solicit, initiate, seek, knowingly encourage or facilitate, or induce the making, submission or announcement by any Person of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (as defined below), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these exclusivity provisions) or negotiations regarding, or deliver or make available to any Person any information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (iii) agree to, accept or approve any Alternative Proposal, or (iv) enter into any letter of intent or any other contract contemplating or otherwise relating to any Alternative Proposal. “Alternative Proposal” means any agreement, offer, proposal or indication of interest relating to, or involving: (A) a transaction or series of transactions whereby any Person (other than Buyer) proposes to acquire the EFK Facility (whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, license, disposition or sale of assets); (B) the issuance, grant, disposition or acquisition of any security, instrument, obligation, right of first refusal, right of first offer, pre-emptive right or similar obligation that is or may become convertible into, exchangeable or exercisable for or with respect to the EFK Facility; or (C) any other transaction the consummation of which would reasonably be expected to frustrate the purpose of, materially impede or prevent any of the Transactions.

(b)    Seller shall promptly notify Buyer in writing after receipt by Seller or, to the knowledge of such party, any of its Representatives, of: (i) any Alternative Proposal; (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal; or (iii) any other notice that any Person is considering making an Alternative Proposal. Such notice shall describe the material terms of such Alternative Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Buyer reasonably informed of the status and details of, and any material modification to, any such Alternative Proposal, inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

Section 6.04.    New York State Incentives. From the date of this Agreement until the Closing Date, the Seller Parties shall use commercially reasonable efforts to assist and cooperate with the Buyer Parties in obtaining from the State of New York any combination of funding, investments, incentives, tax benefits, payments or other consideration (whether cash or in-kind) in connection with the Transactions as expressly described and set forth in the letter, attached as Exhibit F hereto (the “NYS Incentives”). As permitted by applicable Law and the applicable Governmental Authority, Seller shall promptly inform Buyer of any formal communications with any Governmental Authority that is primarily in connection with the grant of the NYS Incentives contemplated by this Section 6.04. Seller shall not independently participate in any formal meeting with any Governmental Authority that is primarily in respect of the NYS Incentives without giving Buyer prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate therein; provided that, the foregoing shall not prohibit Seller from responding to incidental inquiries made by a Governmental Authority during meetings with such Governmental Authority in connection with matters unrelated to the NYS Incentives. Subject to applicable Law, Seller shall consult and use commercially reasonable efforts to cooperate with Buyer in connection with the matters described in this Section 6.04, including in connection with any analyses, appearances, presentations, memoranda, arguments, opinions and proposals made or submitted by or on behalf of either party to any Governmental Authority in connection with the NYS Incentives.

Section 6.05.    Settlement of Claims. Seller shall use commercially reasonable efforts to settle any claim or demand made by any third Person between the date of this Agreement and the Closing that would have a material and adverse impact (or if such third Person is a “non-practicing entity”, any adverse impact) on Buyer’s ability, following the Closing, to (i) use, practice, perform and otherwise exploit the Seller Licensed IP and Technology in accordance with the terms of the Technology License Agreement or (ii) provide the services and deliverables to be provided by Buyer under the Technology Transfer and Development Agreement and the Foundry Transition Services Agreement, including any such claim or demand: (A) alleging any (1) Seller Licensed IP and Technology or (2) Seller Background Licensed IP and Technology that, as of the date of such claim or demand, is contained or embodied in the Developed Processes (as defined in the Technology Transfer and Development Agreement) (such Seller Background Licensed IP and Technology, the “Seller Identified Background IP and Technology”) infringes, misappropriates (or constitutes or results from the misappropriation of), constitutes unauthorized use or unauthorized disclosure of, or otherwise violates any Intellectual Property of such third Person; or (B) claiming any interest in, to, or under any Seller Licensed IP and Technology and Technology or Seller Identified Background IP and Technology, or asking or inviting any of the Seller Parties to enter into or to pay for any Intellectual Property license under the Intellectual Property of such third Person with respect to any Seller Licensed IP and Technology or Seller Identified Background IP and Technology (any such claim, a “Adverse Impact Claim”). Seller shall promptly notify Buyer in writing following Seller’s determination that such an Adverse Impact Claim exists and use commercially reasonable efforts to settle all such claims and demands in the manner that Seller would have settled such claim or demand if the Seller Parties were to continue operating the EFK Facility following Closing, including to (x) use, practice, perform and otherwise exploit the Seller Licensed IP and Technology and (y) provide the services and deliverables to Buyer under the Technology Transfer and Development Agreement and the Foundry Transition Services Agreement, in each case in the manner in which the Seller Parties have operated the EFK Facility during the twelve (12) months prior to the date of this Agreement through the date such claim or demand was made, and without giving any consideration to the Transactions or any other plan to cease operation of the EFK Facility. To the extent the transfer of the benefits of such settlement (including any license or other right granted to any Seller Party with respect to any third party Intellectual Property or Technology) to Buyer or Buyer’s activities following the Closing would require payment of any amounts to such third Person, (1) Seller shall notify Buyer in writing of the amount of such payment and provide information and other documentation in reasonable detail supporting the amount of such payment, (2) for a period of ten (10) business days following such notification, Buyer shall have the option to pay such amount for the transfer of such benefits to Buyer and (3) if Buyer does not notify Seller in writing that it elects to exercise such option within such period of ten (10) business days, Seller shall not be obligated to transfer any such benefits of such settlement to Buyer as set forth above in this Section 6.05.

Section 6.06.    Third-Party Intellectual Property and Technology. Seller and Buyer shall use commercially reasonable efforts to work together in good faith to identify all non-Patent third-party Intellectual Property and Technology (including all non-Patent Transferred Third Party IP and Technology) that, to the Knowledge of Seller, are necessary and sufficient to enable Buyer to (a) operate the EFK Facility in the manner operated by the Seller Parties in the six (6)-month period immediately prior to the Closing, and (b) use, practice, perform and otherwise exploit the processes developed under the Technology Transfer and Development Agreement, and provide the services and deliverables to be provided by Buyer under the Technology Transfer and Development Agreement and the Foundry Transition Services Agreement, in each case in the manner used, practiced, performed, otherwise exploited, or provided by the Seller Parties in the six (6)-month period immediately prior to the Closing (the “Closing Third Party IP and Technology”) and such third-party Intellectual Property and Technology shall not include intellectual property and technology used in manufacturing Seller Parties’ products that will not be manufactured by Buyer after the Closing Date.

Section 6.07.    Total Loss Event.

(a)    If, prior to the Closing, there is an event or occurrence that, individually or in the aggregate with other circumstances, matters, events or occurrences, would reasonably be expected to result in more than fifty percent (50%) of the total installed manufacturing capacity at the EFK Facility becoming inoperable for a period of six (6) consecutive months (a “Total Loss Event”), and such Total Loss Event would reasonably be expected to be capable of being cured within eighteen (18) months after such Total Loss Event (the “Maximum Cure Period”) but prior to June 30, 2024, Seller and Seller Insurance Affiliate shall use their respective commercially reasonable efforts to cure such Total Loss Event (including Seller and Seller Insurance Affiliate (i) making claims upon all their respective property and casualty insurance policies that may cover losses in respect of such Total Loss Event (the “Total Loss Event Policies”), (ii) utilizing insurance proceeds received or receivable by Seller and Seller Insurance Affiliate with respect to the Total Loss Event Policies equal to at least the lesser of (A) the amount required to cure such Total Loss Event and (B) $750,000,000 (such amount, plus the aggregate amount of any deductible or retention payments payable under the Total Loss Event Policies, the “Total Loss Event Cap”), and (iii) paying all deductibles and retention payments under the Total Loss Event Policies in respect of such Total Loss Event). To the extent that the Total Loss Event Cap is not sufficient to cure the Total Loss Event, Buyer may, in its sole discretion (x) terminate this Agreement in accordance with Section 10.01(d)(ii) or (y) agree to pay the difference in excess of the Total Loss Event Cap to cure such Total Loss Event. Each of Seller and Seller Insurance Affiliate shall maintain all its insurance policies covering the EFK Facility and assets and properties related thereto in existence on the date hereof, in each case with terms no less favorable than those in existence on the date hereof and without (w) change in beneficiary, (x) lapse in coverage or (y) material increase in required deductibles or retention payments. Buyer shall maintain insurance policies adequate to cover losses related to the Consigned Tools (as such term is defined in the FTSA Attachment No.1) and shall apply any proceeds from such policies received in connection with any Total Loss Event to mitigate such losses; provided that such application of proceeds shall not be required (I) in the event that Seller or Seller Insurance Affiliate is in breach of this Section 6.07 or (II) if Buyer terminates this Agreement pursuant to Section 10.01(d)(ii).

(b)    Seller and Buyer shall use good faith efforts to cooperate (including through the Steering Committee discussions) to minimize disruption in the performance of any of their respective obligations under the Transaction Agreements, including, as applicable, by reasonably cooperating to perform certain activities under the Ancillary Agreements at another facility of Seller or its Affiliates. For all purposes of this Agreement, any Total Loss Event shall be deemed cured if (and only if) (a) the EFK Facility (including any Consigned Tools) is restored in full to its total installed manufacturing capacity as existing prior to such Total Loss Event and (b) the parties are capable of resuming the performance under each of the Ancillary Agreements as contemplated thereby without undue disruption.

Section 6.08.    Environmental Matters.

(a)    Buyer acknowledges that Blue is responsible for the Blue Remediation and that Blue has certain rights to access the EFK Facility as set forth in that certain Declaration of Restrictions, Easements and Covenants made by Blue, dated June 17, 2015 (the “Blue Declaration”), to perform, manage and control the Blue Remediation and certain other work as set forth more fully therein, and that Buyer has been provided with a copy of the Blue Declaration. At or promptly after the Closing, Buyer and Seller shall cooperate to amend the Blue Declaration to reflect that Buyer is the owner of the EFK Facility.

(b)    In the event Buyer identifies any environmental conditions other than the Blue Remediation requiring Remedial Action for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 11.02 of this Agreement, Seller shall have the right to manage and control (or use commercially reasonable efforts to make Blue or any other responsible party assume liability for, and manage and control) and, if so managed and controlled, shall diligently perform (or use commercially reasonable efforts to make Blue or any other responsible party to assume liability for and perform), such Remedial Actions reasonably necessary to obtain No Further Action Status. Such Remedial Actions shall not unreasonably interfere with Buyer’s operations at the Owned Properties or Well Fields Properties (as operated on the date such Remedial Actions are initiated or installed; provided, however, that if operations at the Owned Properties or Well Fields Properties subsequently change and require a reasonable change in the design or performance of such Remedial Actions, and such modification is approved, to the extent required, by the relevant Governmental Authority, Buyer and Seller shall cooperate to modify the design or performance of such Remedial Actions, to the extent reasonably feasible, at Buyer’s sole cost and expense). In the event Buyer or a future owner or operator of all or part of the Owned Properties or Well Fields Properties seeks to undertake a construction project or redevelopment or all or part of the Owned Properties or Well Fields Properties, (i) Seller and Buyer shall cooperate in all reasonable respects to minimize any interference with such activities, and (ii) notwithstanding any provisions of this Agreement to the contrary, Seller shall have no obligation under this Agreement to perform, fund or indemnify any Buyer Indemnified Party for the imposition of more restrictive Remedial Action requirements resulting from or necessitated by such construction or redevelopment. Buyer shall provide Seller, Blue or any other responsible party, and their respective employees, agents, consultants or contractors, with reasonable access to the Owned Properties and Well Fields Properties that may be reasonably necessary in connection with such Remedial Action undertaken by Seller, Blue or any other responsible party, including access provided for pursuant to the Blue Declaration. Seller shall provide Buyer with reasonable access to information concerning Seller’s Remedial

Action or information Seller receives from Blue or another responsible party related to any Remedial Action undertaken by Blue or such other responsible party. Seller shall use commercially reasonable efforts to provide Buyer with an opportunity to review and comment on any document or agreement that binds Buyer to additional material restrictions and limitations on the use of any Owned Properties or Well Fields Properties, and incorporate therein any comments to which Buyer and Seller (and, if applicable, Blue or another responsible party) shall reasonably agree. Any Remedial Action performed by Seller shall be, and Seller shall use commercially reasonable efforts to provide that any Remedial Action performed by Blue or another responsible party is, performed by licensed environmental consultants with customary levels of insurance. Upon obtaining No Further Action Status, Seller and its consultants shall, or Seller shall use commercially reasonable efforts to compel Blue or another responsible party to, close in place or remove all sampling and monitoring wells and other equipment associated with, and all wastes generated by, such Remedial Action in accordance with applicable Laws. Buyer and Seller acknowledge that the performance of Remedial Actions at the Owned Properties and Well Fields Properties may continue for several years and agree to cooperate to minimize disruption to, or interference with, Buyer’s operations and Seller’s, Blue’s or any other responsible party’s Remedial Actions for the duration of the performance of such Remedial Actions.

(c)    In the event Buyer identifies any noncompliance with Environmental Law by any Seller Party for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 11.02 of this Agreement, Seller shall have the right to manage and control and, if so managed and controlled, shall diligently perform, such actions reasonably necessary to resolve such noncompliance. In the event Seller fails to take action to address and resolve such noncompliance issues within sixty (60) days from the date that Buyer notifies Seller of such issues, Buyer shall have the right, but not the obligation, to facilitate resolution of the noncompliance issues using Applicable Remedial Standards at the sole cost and expense of Seller.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01.    Employees and Employee Benefits.

(a)    The parties hereto shall: (i) not later than January 1, 2022, commence the discussions and negotiations of an Employee Matters Agreement (the “Employee Matters Agreement”) with respect to the transfer of employment of the Business Employees as of the Closing Date and the terms and conditions of such transfer; and (ii) not later than July 1, 2022, enter into the Employee Matters Agreement. The Employee Matters Agreement shall include terms which shall relate to, but shall not be limited to: (A) the Transferred Assets and Excluded Assets with respect to employees and employee benefits, (B) the Excluded Liabilities and Assumed Liabilities with respect to employees and employee benefits, (C) continuation and/or transfer of employment of the Business Employees to Buyer, (D) terms and conditions of employment, (E) participation in retirement plans, (F) participation in health and welfare benefit plan coverage, (G) credit for service earned on or prior to the Closing Date with Seller or its Affiliates to the extent that service is relevant for purposes of eligibility, vesting or the calculation of benefits under any retirement or other employee benefit plan, (H) waiver of limitations on benefits relating to any pre-existing conditions of the Business Employees and their respective spouses and dependents under health plans of the Seller Parties, (I) severance benefits, and (J) updates to the definitions of “Key Employees” and “Business Employees” (including to any Sections of the Seller Disclosure Letter referenced therein). The parties hereto shall negotiate the terms of the Employee Matters Agreement in good faith, which terms shall be consistent with the understanding of the parties that at least (but no more than, unless otherwise determined by Buyer in its sole discretion) that number of all Business Employees specified in Section 3.11 of the Seller Disclosure Letter under the column heading “Business Employees Target Population” shall be offered employment with Buyer (or an Affiliate of Buyer) with terms and conditions of employment including (x) at least the same level of base salary or wage rate and (y) other compensation and employee benefits that are substantially comparable in the aggregate to the compensation (excluding base salary or wage) and employee benefits, in each case as in effect immediately prior to the Closing Date. From time to time following the Closing, to the extent set forth in the Employee Matters Agreement or as otherwise required by Law, Seller shall, and shall cause its Affiliates to, make available to Buyer or any of its Affiliates, as designated by Buyer, such data in personnel records of Transferred Employees (as defined in the Employee Matters Agreement) as is reasonably necessary for Buyer to transition such Transferred Employees into Buyer’s records and in compliance with any applicable Law.

(b)    Between the date of this Agreement and July 1, 2022, the Steering Committee shall meet at least annually to discuss and determine in good faith the appropriate updates, if any, to the definitions of “Key Employees” (subject to Buyer’s final agreement to any such determination) and other “Business Employees” (as mutually determined by Buyer and Seller) (including to any Sections of the Seller Disclosure Letter referenced therein).

ARTICLE VIII

TAX MATTERS

Section 8.01.    Allocation of Taxes. Subject to Section 8.03 below, (i) Seller shall be responsible for all Taxes with respect to the Transferred Assets allocable to any Pre-Closing Tax Period, irrespective of the reporting and payment dates of such Taxes and (ii) Buyer shall be responsible for all Taxes with respect to the Transferred Assets allocable to any taxable period beginning after the Closing Date, irrespective of the reporting and payment dates of such Taxes.

Section 8.02.    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Transfer Taxes attributable to the sale or transfer of the Transferred Assets under this Agreement shall be borne equally by Buyer and Seller. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare and file such Tax Return with the other parties’ commercially reasonable cooperation. Buyer and Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate in good faith and use commercially reasonable efforts to (i) assist in the preparation and filing of Tax Returns under this Section 8.02, (ii) minimize Transfer Taxes and (iii) establish any available exemption from (or otherwise reduce) such Transfer Taxes. If one party remits to the appropriate Tax Authority payment for Transfer Taxes which are subject to equal proration under this Section 8.02 and such payment includes the other party’s share of such Transfer Taxes, such other party shall promptly reimburse the remitting party for such other party’s share of such Transfer Taxes.

Section 8.03.    Property Taxes. Responsibility for payment of Property Taxes relating to the ownership or operation of the Transferred Assets that are attributable to a Straddle Period shall be allocable to Seller in an amount equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and Buyer shall be allocated responsibility for payment of the balance of such Property Taxes attributable to such Straddle Period. To the extent any Taxes that are attributable to a Straddle Period are known as of the Closing, the parties shall prorate such Taxes and allocate responsibility for payment pursuant to this Section 8.03 at the Closing. With respect to Property Taxes described in this Section 8.03, Seller shall timely file (taking into account any extensions) all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall cause to be prepared and duly filed all Tax Returns due after the Closing Date. If one party remits to the appropriate Tax Authority payment for Taxes which are subject to proration under this Section 8.03 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for such other party’s share of such Taxes. Any credit or refund resulting from an overpayment of Property Taxes that is attributable to a Straddle Period shall be allocated between the parties based on the method employed above under this Section 8.03 to allocate responsibility for payment of the Property Tax which relates to such credit or refund.

Section 8.04.    Tax Cooperation. Seller and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable and at the requesting party’s expense, such information and assistance relating to the Transferred Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax audit, in each case in connection with matters relating to or affected by the Transferred Assets and each shall execute and deliver such documents as are necessary to carry out the intent of this Article VIII. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept in a manner consistent with its existing tax document retention policies, all original books and records in respect of the Transferred Assets relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Transferred Assets. Any information obtained under this Section 8.04 shall be kept confidential, except (a) as may be otherwise necessary in connection with the filing of Tax Returns, elections, disclosures or claims for refund in connection with an audit or other proceeding, or (b) with the consent of the other party, as applicable.

Section 8.05.    Tax Clearance Certificates. At Buyer’s request, Seller shall notify all of the Tax Authorities for the jurisdictions set forth on Section 8.05 of the Seller Disclosure Letter of the Transactions in the form and manner required by such Tax Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. Prior to the Closing Date, each of Buyer and Seller shall duly and timely file, or cause its applicable Affiliate to duly and timely file, all Tax Clearance Certificates for which such party is responsible for filing under applicable Law.

Section 8.06.    Certain Other Tax Matters. Prior to the Closing Date, Seller and Buyer shall comply with the covenants and agreements set forth on Section 8.06 of the Seller Disclosure Letter.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01.    Conditions to Each Party’s Obligation. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Buyer and Seller, each in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Governmental Approvals. The applicable filings or approvals under the HSR Act shall have been made or obtained to the extent required by applicable Law, any applicable waiting period under the HSR Act shall have expired or been terminated and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable, shall have expired or been terminated.

(b)    No Governmental Order; No Action. There shall be no Governmental Order in existence that prohibits, prevents, makes illegal or otherwise materially impedes (or purports or would reasonably be expected to prohibit, prevent, make illegal or otherwise materially impede) the sale of the Transferred Assets or the assumption of the Assumed Liabilities or the other transactions contemplated by the Transaction Agreements, and there shall be no Action pending by any Governmental Authority or threatened in writing seeking such a Governmental Order.

Section 9.02.    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Seller, in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i) Each of the representations and warranties of Buyer contained in Article IV (other than as set forth in clause (ii) of this Section 9.02(a)) shall be true and correct (without giving effect to any materiality, “material impact”, “Buyer Material Adverse Effect” or similar qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, in each case except to the extent that any failure to be true and correct would not have a Buyer Material Adverse Effect; (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and (iii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.

(b)    Closing Deliveries. Buyer shall have executed and delivered (or caused to be executed and delivered) to Seller the items required under Section 2.10.

Section 9.03.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Buyer, in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties; Covenants. (i) Each of the representations and warranties of Seller contained in Article III (other than as set forth in clause (ii) of this Section 9.03(a)) shall be true and correct (without giving effect to any materiality, “material impact”, “Material Adverse Effect” or similar qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, in each case except to the extent that any failure to be true and correct would not have a Material Adverse Effect; (ii) each of the Seller Fundamental Representations (other than the representations and warranties set forth in Section 3.13, which shall be subject to clause (i)) shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifiers therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; and (iii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects.

(b)    Closing Deliveries. Seller shall have executed and delivered (or caused to be executed and delivered) to Buyer the items required under Section 2.09.

(c)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)    Employee Transfer. The Required Business Employees shall have countersigned and delivered offer letters delivered by Buyer to such Business Employees prior to the Closing, which shall become effective at the Closing.

(e)    Total Loss Event. If there is a Total Loss Event, Seller shall have cured such Total Loss Event pursuant to Section 6.07.

Section 9.04.    Frustration of Closing Conditions. Neither Buyer, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01.    Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer.

(b)    by either Seller or Buyer:

(i)    if the Closing shall not have occurred on or before the End Date; provided, however, that such termination right shall not be available to any party hereto whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(ii)    in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Transferred Assets or the consummation of the other transactions contemplated by the Transaction Agreements; provided, however, that the party hereto seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used reasonable best efforts to remove such injunction, order or decree.

(c)    by Seller, if:

(i)    Buyer has not initiated (or caused to be initiated) the deposit on the Purchase Price payable to Seller by Buyer pursuant to Section 2.08(a) within one (1) Business Day of the date hereof, by wire transfer of immediately available funds to the account set forth on Exhibit B hereto;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 9.02(a) not to be satisfied, and such breach is (A) incapable of being cured or (B) is capable of being cured but is not cured within thirty (30) days after Seller notifies Buyer in writing of the existence of such breach or failure and in any event prior to the Business Day prior to the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Seller is then in material breach or material violation of its representations, warranties or covenants contained in this Agreement; or

(iii)    all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) and Buyer fails to consummate the transactions contemplated hereby within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.07.

(d)    by Buyer, if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 9.03(a) not to be satisfied, and such breach is (A) incapable of being cured (it being understood and agreed that any breach of Section 6.03(a) (other than a breach solely caused by any Representative (other than a director, officer, employee or controlling person) not authorized to act on behalf of Seller in connection with the matters described in Section 6.03) is a breach that is incapable of being cured) or (B) is capable of being cured but is not cured within thirty (30) days after Buyer notifies Seller in writing of the existence of such breach or failure and in any event prior to the Business Day prior to the End Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if Buyer is then in material breach or material violation of its representations, warranties or covenants contained in this Agreement; or

(ii)    there is a Total Loss Event and (A) Buyer and Seller, acting reasonably and in good faith, mutually agree that such Total Loss Event is incapable of being cured, or such Total Loss Event fails to be cured by the end of the Maximum Cure Period or (B) Seller fails to comply in all material respects with Section 6.07(a).

Section 10.02.    Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 10.01 (other than Section 10.01(a)) shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 10.03.    Effect of Termination.

(a)    In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except that Section 5.04, this Section 10.03, and Article XII shall survive any such termination in accordance with their terms and shall be enforceable hereunder; provided, however, that in the event of a termination pursuant to Section 10.01 nothing in this Agreement shall relieve Seller or Buyer from liability for any knowing or intentional breach of this Agreement or fraud.

(b)    In addition to the effects of termination of this Agreement described in Section 10.03(a), if this Agreement is terminated pursuant to Section 10.01(d)(ii), the Foundry Transition Services Agreement and the Technology Transfer and Development Agreement shall automatically terminate, effective as of the date of the termination of this Agreement.

Section 10.04.    Extension; Waiver. Seller, with respect to Buyer, or Buyer, with respect to Seller, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other party or parties hereto contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE XI

INDEMNIFICATION

Section 11.01.    Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement shall survive the Closing in full force and effect until the eighteen (18) month anniversary of the Closing Date, at which time they shall terminate and no claims shall be made for indemnification under Section 11.02 or Section 11.03 thereafter; provided, however, that (a) the Seller Specified Representations shall survive the Closing in full force and effect until the three (3) year anniversary of the Closing Date, at which time they shall terminate and no claims shall be made for indemnification under Section 11.02 thereafter and (b) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing in full force and effect until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, at which time they shall terminate and no claims shall be made for indemnification under Section 11.02 or Section 11.03 thereafter. The covenants in this Agreement: (i) that by their terms apply or are to be performed in whole or in part prior to the Closing Date shall survive the Closing in full force and effect until the six (6) month anniversary of the Closing Date, at which time they shall terminate and no claims shall be made for indemnification under Section 11.02 or Section 11.03 thereafter; and (ii) that by their terms apply or are to be performed in whole or in part on or after the Closing Date shall survive the Closing in full force and effect in accordance with their terms. For the avoidance of doubt, if a written claim of breach of any representation, warranty or covenant in this Agreement has been made in accordance with Section 11.04 prior to the applicable expiration date, then such representation, warranty or covenant shall, solely with respect to such claim, continue to survive until the resolution of such claim.

Section 11.02.    Indemnification by Seller.

(a)    From and after the Closing, and subject to the terms of this Agreement, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, stockholders, members and partners (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses (regardless of whether or not such Losses relate to any third party claim) that such Buyer Indemnified Party may suffer or incur, or become subject to, without duplication, based upon, attributable to, resulting from or arising out of:

(i)    prior to their expiration in accordance with Section 11.01, (A) the failure of any representations or warranties made by Seller in or pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to a specific date (in which case, the failure of such representations and warranties to be true and correct as of such specific date); (B) the failure of any representations or warranties made by the applicable Seller Party in the Technology License Agreement, the Technology Transfer and Development Agreement and/or the Foundry Transition Services Agreement as and when made in accordance with the terms therein; or (C) any claim or other Action asserted or threatened by any Person that, if true as alleged, would constitute or give rise to the failure of any representations or warranties made by Seller in or pursuant to Section 3.08 to be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to a specific date (in which case, the failure of such representations and warranties to be true and correct as of such specific date), in each case of clauses (A), (B) and (C), without giving effect to any materiality, “material impact”, “Material Adverse Effect” or similar qualifiers both for the purposes of determining whether any such failure exists and for the purposes of determining the amount of any Losses;

(ii)    prior to their expiration in accordance with Section 11.01, any breach or failure by Seller to perform any of its covenants or agreements contained in this Agreement; or

(iii)    regardless of the disclosure of any matter set forth in the Seller Disclosure Letter, any Excluded Asset or Excluded Liability.

(b)    Notwithstanding anything in this Agreement to the contrary:

(i)    Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 11.02(a)(i) (other than with respect to the Seller Fundamental Representations):

(A)    with respect to any claim unless such claim (together with all other claims, if any, resulting from the same facts and circumstances) involves Losses in excess of $100,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of Buyer Indemnified Parties’ Losses for purposes of clause (B) below); and

(B)    until the aggregate amount of Buyer Indemnified Parties’ Losses exceeds an amount equal to one and one percent (1.0%) of the Purchase Price (including the Additional Amount, if applicable) (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of Buyer Indemnified Parties in excess of the Deductible Amount;

(ii)    the cumulative indemnification obligation of Seller under Section 11.02(a)(i) (other than the indemnification obligation of Seller with respect to the Seller Fundamental Representations) shall in no event exceed an amount equal to fifteen percent (15%) of the Purchase Price (including the Additional Amount, if applicable); and

(iii)    the cumulative indemnification obligation of Seller under this Article XI shall in no event exceed an amount equal to the Purchase Price (including the Additional Amount, if applicable); provided, however, that, notwithstanding anything in this Agreement to the contrary, the foregoing shall not apply to any Excluded Liability, and nothing herein shall limit the Seller Parties’ obligations with respect to the Excluded Liabilities.

Section 11.03.    Indemnification by Buyer. From and after the Closing, and subject to the terms of this Agreement, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, stockholders, members and partners (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, without duplication, based upon, attributable to, resulting from or arising out of:

(a)    the failure of any representations or warranties made by Buyer in or pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to a specific date (in which case, the failure of such representations and warranties to be true and correct as of such specific date), without giving effect to any materiality, “material impact”, “Buyer Material Adverse Effect” or similar qualifiers both for the purposes of determining whether any such failure exists and for the purposes of determining the amount of any Losses;

(b)    any breach or failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(c)    (i) a post-Closing Release of Hazardous Materials at, on or under any Owned Properties or Well Fields Properties; (ii) any post-Closing noncompliance with Environmental Laws by Buyer (or any of its employees, consultants, tenants, invitees, agents or contractors) with respect to the Owned Properties or Well Fields Properties; (iii) the post-Closing offsite transportation, storage, disposal, treatment or recycling of Hazardous Materials generated by, and taken offsite by or on behalf of, Buyer (or any of its employees, agents, consultants or contractors) in connection with the Transferred Assets; (iv) any exposure to Hazardous Materials Released by Buyer (or any of its employees, consultants, tenants, invitees, agents or contractors) after the Closing in connection with the operation of the Transferred Assets; or (v) Buyer Decommissioning and Wind Down Activities or Tool Decommissioning; or

(d)    any Assumed Liability.

Notwithstanding anything in this Agreement to the contrary, the cumulative indemnification obligation of Buyer under this Article XI shall in no event exceed an amount equal to the Purchase Price (including the Additional Amount, if applicable).

Section 11.04.    Notification of Claims.

(a)    Except as otherwise provided in this Agreement (including Section 12.10), a Person that may be entitled to be indemnified under this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Article XI (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty or covenant must be delivered before the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty or covenant.

(b)    Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.04(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of such Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that, in the event any Buyer Indemnified Party is the Indemnified Party, Buyer shall have the right (but not the obligation) to assume the defense and control of such Third Party Claim (in which event it shall allow Seller a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense) if: (i) it is a Third Party Claim that (A) seeks injunctive or other nonmonetary relief from Buyer or any other Buyer Indemnified Parties or (B) relates to matters involving criminal penalties on Buyer or any other Buyer Indemnified Parties; or (ii) in the reasonable opinion of counsel to the Buyer Indemnified Party, a conflict exists between the interests of the Buyer Indemnified Party and the interests of Seller. The party that is entitled to assume, and assumes, control of the defense of any Third Party Claim pursuant to the foregoing sentence (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c)    Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party, if it is the Controlling Party, shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement or judgment (A) is for money damages only, which will be paid in full by the Indemnifying Party concurrently with the effectiveness of such settlement (subject to the applicable limitations set forth in this Article XI) and (B) does not involve any statement as to or any finding or admission of fault or culpability of or a violation of Law, wrongdoing or failure to act by or on behalf of the Indemnified Party, and (ii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. Except as set forth in this Section 11.04(c), an Indemnified Party (whether or not it is the Controlling Party) is not authorized to settle any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.05.    Exclusive Remedies. Except with respect to fraud and as otherwise expressly set forth in this Agreement, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence), contribution or otherwise and whether predicated on common law, statute, strict liability, or otherwise, including pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or Seller, respectively, or any breach or failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 11.06.    Additional Indemnification Provisions.

(a)    With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of any amounts that have been actually recovered by the Indemnified Party pursuant to any insurance policy in respect of such Loss, less expenses incurred by the Indemnified Party in procuring such recovery, including the costs, if any, resulting from premium and/or deductible adjustments with respect to such insurance policy; provided, however, that (i) for the avoidance of doubt, no Indemnified Party shall be required to commence any Action or file any insurance claim prior to seeking indemnification from the Indemnifying Party under this Article XI in order to comply with this Section 11.06(a), and (ii) if the Indemnified Party recovers any amounts in respect of Losses from any insurance policy at any time after the Indemnifying Party has paid all or a portion of such Losses to such Indemnified Party pursuant to the provisions of this Article XI, the Indemnified Party shall promptly notify the Indemnifying Party of any such recovery and promptly pay over to the Indemnifying Party the amount so received (to the extent previously paid by Seller), less expenses incurred by the Indemnified Party in procuring such recovery, including the costs, if any, resulting from premium and/or deductible adjustments with respect to such insurance policy.

(b)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any Losses that are indemnifiable by Seller pursuant to Section 11.02(a)(i) relating to breaches of the representations and warranties in Section 3.09 or Section 11.02(a)(i)(A) relating to the Excluded Liabilities set forth in Section 2.05(c), no Buyer Indemnified Parties shall have any right to indemnification for, and Seller shall have no obligation with respect to, such Losses to the extent such Losses:

(i)    exceed the minimum applicable requirements, or are otherwise not required, to comply with applicable Environmental Law (including, in the case of any Remedial Action, the Applicable Remedial Standards);

(ii)    arise from or relate to (A) any breach by Buyer or its Affiliates, or any future owner or operator of the Transferred Assets, after the Closing Date, of any covenant, restriction or other requirement contained in any recorded easements or deed restrictions relating to the Owned Property or Well Fields Properties, including the Blue Declaration, (B) constructing, installing or maintaining any air vapor barrier or indoor air system in buildings or other structures that are newly constructed at the Owned Property or Well Fields Properties by Buyer or its Affiliates, or any future owner or operator of the Owned Property or Well Fields Properties, after the Closing Date, (C) any activities or operations after the Closing Date by or on behalf of Buyer or its Affiliates, or any future owner or operator of the Owned Property or Well Fields Properties, that result in the application of more stringent Remedial Action requirements at any such property, (D) any sampling, testing or other investigation of soil, groundwater , other subsurface exterior environmental conditions, soil gas, surface water, ambient air, or buildings materials at the Owned Property or Well Fields Properties by or on behalf of Buyer or its Affiliates, or any future owner or operator of such property, unless (1) required by Environmental Law, by a Governmental Authority or to respond to a third party claim or (2) other than with respect to any previously identified solid waste management units, reasonably necessary to perform construction activities for a legitimate business purpose or Buyer Decommissioning and Wind Down Activities (provided that, Buyer shall provide Seller with reasonable advance notice of and provide Seller, Blue or any other party responsible for any Remedial Action with a reasonable opportunity to comment on the scope of any sampling, testing or other investigation permitted in accordance with the foregoing, and Seller, Blue or any other responsible party shall be permitted to take split samples at their cost), or (E) any contribution to or exacerbation of such Losses by any act or omission by Buyer or its Affiliates, or any future owner or operator of the relevant property, after the Closing Date.

(c)    Seller and Buyer each hereby agree that: (i) the Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article XI are part of the basis of the bargain contemplated by this Agreement; and (ii) such rights shall not be waived, limited or otherwise affected by or as a result of (A) any waiver by Buyer or Seller, as applicable, of any provision of this Article XI or (B) any knowledge on the part of any of the Indemnified Parties or any of their respective Representatives, regardless of whether obtained through any investigation by any Indemnified Party or any of its Representatives or through disclosure by any other Person (including Seller or Buyer, as applicable), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(d)    The Buyer Indemnified Parties and the Seller Indemnified Parties are expressly intended as third party beneficiaries of this Article XI.

Section 11.07.    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to, take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder; provided that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall constitute Losses to the extent the Losses mitigated would have been indemnifiable pursuant to this Article XI, but not in an amount in excess of the amount by which such Losses were actually mitigated.

Section 11.08.    Third Party Remedies. If the Buyer Indemnified Parties or the Seller Indemnified Parties recover any amounts in respect of Losses from any third party at any time after Seller or Buyer, respectively, has paid all or a portion of such Losses to the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, pursuant to the provisions of this Article XI, Buyer or Seller (as applicable) shall, or shall cause such Buyer Indemnified Parties or Seller Indemnified Parties (as applicable) to promptly notify Seller of any such recovery and, promptly (and in any event within five (5) Business Days after receipt) pay over to the other party the amount so received (to the extent previously paid by such other party).

Section 11.09.    Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall either Party have any Liability under this Article XI for any (a) consequential damages that are not reasonably foreseeable or (b) punitive damages, in each case except to the extent such damages are paid or payable in connection with a third party claim).

Section 11.10.    Tax Treatment of Payments. Seller and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for all federal, state, local, and foreign income Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01.    Expenses. Except as may be otherwise specified herein and in the other Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party hereto incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.

Section 12.02.    Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.02):

if to Seller:

GLOBALFOUNDRIES

400 Stone Break Rd Extension

Malta, NY 12020

Attention: General Counsel

E-mail: jeff.worth@globalfoundries.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Jaclyn Cohen

E-mail: jackie.cohen@weil.com

if to Buyer:

ON SEMICONDUCTOR

5005 East McDowell Road

Maildrop A/700

Phoenix, Arizona 85008

Attention: General Counsel

Email: Sonny.Cave@onsemi.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention: Eric T. McCrath

Email: emccrath@mofo.com

Section 12.03.    Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.04.    Entire Agreement. Except as otherwise specifically provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of Seller (and its applicable Affiliates) and Buyer with respect to the subject matter of the Transaction Agreements and supersede all prior representations, agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and Buyer with respect to the subject matter of the Transaction Agreements.

Section 12.05.    Assignment. This Agreement shall not be assigned by (a) Buyer without the prior written consent of Seller and (b) Seller, without the prior written consent of Buyer, except that each of Seller and Buyer may assign any or all of its rights and obligations under this Agreement to any of their controlled Affiliates; provided, however, that no such assignment shall release Seller or Buyer from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 12.05 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

Section 12.06.    No Third Party Beneficiaries. Except as set forth in Section 11.06(d), this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as parties hereto and their respective successors and permitted assigns, no party hereto is acting as an agent for any other Person not named herein as a party hereto, and, except as expressly provided herein, nothing in this Agreement or any other Transaction Agreements, including Article VII hereto, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller Parties any of its Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.07.    Amendment. No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto or, in respect of this Agreement, the Seller Disclosure Letter, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.

Section 12.08.    Seller Disclosure Letter.

(a)    Any disclosure with respect to a Section of this Agreement, including any Section of the Seller Disclosure Letter, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Seller Disclosure Letter, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure to such other Sections of this Agreement, including any such Section of the Seller Disclosure Letter, is readily apparent on its face to a reader of this Agreement and of such disclosure without reference to any document referenced therein or any independent knowledge on the part of the reader regarding the matter disclosed. Matters reflected in any Section of the Seller Disclosure Letter that are not required by this Agreement to be so reflected are set forth solely for informational purposes. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Seller Disclosure Letter, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

Section 12.09.    Governing Law; Dispute Resolution; Submission to Jurisdiction.

(a)    This Agreement and each other Transaction Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement and each other Transaction Agreement, or the negotiation, execution or performance of this Agreement and each other Transaction Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the Laws of any other jurisdiction.

(b)    Subject to Section 12.10, all claims, disputes and other matters in controversy (a “Dispute”) arising directly or indirectly out of or related to this Agreement and each other Transaction Agreement or any of the transactions contemplated hereby and thereby shall be resolved exclusively according to the procedures set forth in this Section 12.09. From and after the date hereof, no party to this Agreement shall commence a lawsuit as set forth in Section 12.09(f) unless such party shall first deliver written notice (a “Dispute Notice”) to the other party to this Agreement and to any other parties to the Dispute, which Dispute Notice shall set forth with reasonable specificity the nature of the Dispute. Upon the delivery of the Dispute Notice, the parties shall first escalate the Dispute to the Steering Committee.

(c)    Seller and Buyer shall each appoint two representatives (each, an “Appointee”) to a steering committee (the “Steering Committee”) to serve as decision making body and initial point of dispute resolution on this Agreement and all other Transaction Agreements and matters related thereto. Each party shall have the right at any time and from time to time to replace its Appointees by giving notice in writing to the other party setting forth the name of (i) the Appointee to be replaced and (ii) the replacement, and certifying that the replacement Appointee is authorized to act in such capacity. The initial Appointees for Seller and Buyer shall be as set forth on Section 12.09 of the Seller Disclosure Letter.

(d)    The Appointees on the Steering Committee shall work cooperatively and in good faith to resolve any Disputes between the parties regarding all such matters. At least one Appointee from each of Seller and Buyer must be present for the Steering Committee to take any action. Within five (5) Business Days of the matter first being referred to the Steering Committee, the Appointees shall meet, confer and discuss in person or by telephone conference any matter in an attempt to resolve such matter, and within twenty (20) Business Days after such first discussion in accordance herewith (or, if mutually agreed by the Appointees, a longer period of time), the Steering Committee shall attempt to resolve such matter (such period, the “Steering Committee Discussion Period”). In addition, the Steering Committee shall discuss and oversee, among other matters, matters related to the management and assignment of Transferred Contracts and material employee related matters.

(e)    If the Steering Committee cannot resolve the Dispute pursuant to Section 12.09(d) within the Steering Committee Discussion Period the parties shall attempt in good faith to resolve the Dispute identified in the Dispute Notice by mediation pursuant to the American Arbitration Association’s Commercial Mediation Procedures, including Rule M-4 of the American Arbitration Association’s Commercial Mediation Procedures if the parties cannot agree on the selection of a mediator. The parties shall mediate in Palo Alto, California, unless the parties mutually agree to an alternate location, and shall complete the mediation within thirty (30) days of the commencement of the mediation, unless the parties mutually agree to a longer period of time. The parties shall bear their respective costs incurred in connection with the procedures set forth in this Section 12.09(e), except that the parties to the Dispute shall share equally the fees and expenses of the neutral mediator, if any, and the cost of the facility for the mediation. The parties hereto agree that the role of the mediator is to assist in negotiating a resolution of a Dispute, and that a mediator may not make a binding decision on any party to the Dispute except if such party agrees in writing.

(f)    If the parties hereto are unable to resolve any Dispute following the procedures set forth in Section 12.09(d) and Section 12.09(e), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal court located in the Southern District of the State of New York or, if there is no jurisdiction in any such court, before a state court in New York County, over any Dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such Dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Dispute. Each of the parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.02.

Section 12.10.    Specific Performance. Each party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Therefore, it is agreed that each party shall be entitled to seek an injunction or injunctions in any court set forth in Section 12.09(f) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Buyer or Seller otherwise have an adequate remedy at law.

Section 12.11.    Rules of Construction. Interpretation of this Agreement (except as specifically provided elsewhere in this Agreement, in which case such specified rules of construction shall govern as so provided) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including Seller Disclosure Letter and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) references to “written” or “in writing” include in electronic form; provided that any notice given pursuant to this Agreement shall be given in accordance with Section 12.02 and any extension or waiver shall be granted in accordance with Section 10.04; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (l) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor, and all rules, regulations and statutory instruments issued or related to such legislation. Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 12.12.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.13.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14.    Non-Recourse. All claims or causes of action (whether at law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether at law, in contract, tort or otherwise, or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 12.15.    No Partnership. Nothing in this Agreement or the other Transaction Agreements is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties hereto, constitute any party the agent of another party, or authorize any party to make or enter into any commitments for or on behalf of any other party. Each party hereto confirms it is acting on its own behalf and not for the benefit of any other Person.

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IN WITNESS WHEREOF, Buyer, Seller and Seller Insurance Affiliate have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GLOBALFOUNDRIES U.S. INC.

By	/s/ Gregg Bartlett
	Name:	Gregg Bartlett
	Title:	Authorized Signatory

GLOBALFOUNDRIES INC.

By	/s/ Gregg Bartlett
	Name:	Gregg Bartlett
	Title:	Authorized Signatory

IN WITNESS WHEREOF, Buyer, Seller and Seller Insurance Affiliate have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By	/s/ Bernard Gutmann
	Name:	Bernard Gutmann
	Title:	Executive Vice President, CFO and Treasurer

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this Exhibit A:

“Action” means any claim, counterclaim, action, audit, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Additional Amount” shall have the meaning set forth in Section 2.03(b).

“Additional Asset Notice” shall have the meaning set forth in Section 2.03(a).

“Additional Assets” shall have the meaning set forth in Section 2.03(b).

“Adverse Impact Claim” shall have the meaning set forth in Section 6.05.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided that references to Affiliates with respect to any Seller Party shall in no event include Mubadala Investment Company PJSC or any of its Subsidiaries other than GLOBALFOUNDRIES Inc. and its Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 2.14.

“Allocation Accounting Firm” shall have the meaning set forth in Section 2.14.

“Alternative Proposal” shall have the meaning set forth in Section 6.03(a).

“Ancillary Agreements” means each of, and collectively, the Confidentiality Agreement, the Foundry Transition Services Agreement, the Technology License Agreement, the Technology Transfer and Development Agreement, the Employee Matters Agreement and the Bill of Sale and Assignment and Assumption Agreement.

“Applicable Remedial Standards” means the least stringent standards permitted by applicable Environmental Law or the relevant Government Authority, taking into account the continued operation of the property for industrial purposes as it was used as of the Closing Date, and employing risk-based standards, institutional controls, land use restrictions or engineering controls to the extent permitted by applicable Environmental Law or the relevant Government Authority; provided that such risk-based standards, institutional controls or engineering controls do not unreasonably affect the use of the subject property as of the Closing Date.

“Appointee” shall have the meaning set forth in Section 12.09(c).

“Assigned Representatives” shall have the meaning set forth in Section 5.02(e)(i).

“Assumed Liabilities” shall have the meaning set forth in Section 2.04.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit D.

“Blue” shall have the meaning set forth in Section A-2 of the Seller Disclosure Letter.

“Blue Declaration” shall have the meaning set forth in Section 6.08(a).

“Blue Remediation” means the Remedial Action at the EFK Facility required pursuant to the Part 373 Hazardous Waste Permit, No. 3-1328-00025/00249, or any subsequent replacement order or permit by or with New York Department of Environmental Conservation, to address Releases of Hazardous Materials at the EFK Facility on or prior to July 1, 2015.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or commercial banks in the City of New York, New York or Phoenix, Arizona are required or authorized by Law to be closed.

“Business Employees” means the employees described on Section 3.11 of the Seller Disclosure Letter (or any successor to such person’s position), including those employees who, as of the Closing Date, are on medical leave, family leave, military leave or personal leave under the policy of the Seller Parties, as applicable, as such Section may be modified pursuant to Section 7.01(b) and/or the Employee Matters Agreement.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Decommissioning and Wind Down Activities” means the decommissioning, wind down, cessation or shut down after the Closing of the EFK Facility, and any portion of or operations at the EFK Facility, including all activities, requirements of Law and costs associated with: (a) the removal, decontamination and disposal of all equipment in production and other EFK Facility areas, all pipes, ducts, drains, lines and tanks, all systems and fixtures associated with air exhaust or filtering, chemical conveyance or storage, water, waste water and waste storage, conveyance or treatment, or substations, the central utilities plant, electrical equipment or other utilities; (b) the removal, decontamination and disposal of all other building infrastructure and materials down to the structural elements; (c) the removal and disposal of all raw materials, virgin chemicals and other chemicals, materials and wastes used in EFK Facility operations or contained in EFK Facility infrastructure or systems; and (d) the closure or cessation of all Permits associated with the operation of the EFK Facility (other than any Permits held by any Seller Party); provided, however, that Buyer Decommissioning and Wind Down shall not include any Remedial Action to address or otherwise related to the outdoor Release of Hazardous Material on or prior to the Closing, including the migration of an indoor Release to the outdoor environment.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Authority of Buyer), Section 4.02 (Qualification of Buyer), Section 4.05(a) (Absence of Restraints) and Section 4.07 (Brokers).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.02(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Buyer Parties” shall have the meaning set forth in Section 5.05(e).

“Closing” shall have the meaning set forth in Section 2.07.

“Closing Date” shall have the meaning set forth in Section 2.07.

“Closing Third Party IP and Technology” shall have the meaning set forth in Section 6.06.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device; or (b) damaging or destroying any data or file without a user’s consent.

“Contracts” means all written contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, and any legally enforceable oral agreements.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Controlling Party” shall have the meaning set forth in Section 11.04(b).

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“Deductible Amount” shall have the meaning set forth in Section 11.02(b)(i)(B).

“Deposit Amount” shall have the meaning set forth in Section 2.08(a).

“Designated Agreement” means any Contract described in Section A-3 of the Seller Disclosure Letter.

“Designated Patent” means any Patent described in Section 3.08(b)(i) of the Seller Disclosure Letter.

“Dispute” shall have the meaning set forth in Section 12.09(b).

“Dispute Notice” shall have the meaning set forth in Section 12.09(b).

“Divestiture” shall have the meaning set forth in Section 5.05(d).

“Documents” means all files, documents, written instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, supplier lists, regulatory filings, operating data and plans, functional requirements, operating instructions, logic manuals and flow charts, user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), and other similar materials: (a) related to the operation of the EFK Facility; or (b) without duplication of clause (a), to the extent used or held for use with the Transferred Assets, in each case whether or not in electronic form, but in each case excluding any documentation to the extent relating to (i) Seller Licensed IP and Technology or (ii) any Excluded Assets.

“EFK Facility” shall have the meaning set forth in Section 2.01(a).

“Employee Matters Agreement” shall have the meaning set forth in Section 7.01(a).

“End Date” means the later of (a) July 1, 2023 and (b) if there is a Total Loss Event, the end of the Maximum Cure Period; provided, however, that in no event shall the End Date be later than June 30, 2024.

“Environmental Law” means any applicable Law relating to pollution or protection of the indoor or outdoor environment or natural resources.

“Environmental Liabilities” means, with respect to any Person, all Liabilities (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies) to the extent arising under or pursuant to any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, approval or license required by a Governmental Authority under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.02.

“Excluded Liabilities” shall have the meaning set forth in Section 2.05.

“Excluded Tools” shall have the meaning set forth in Section 2.01(b).

“Excluded WIP” means work-in-progress with respect to which Buyer or an Affiliate of Buyer is not the customer.

“Facilities Equipment” means all equipment within the semiconductor manufacturing, central utility and waste treatment building systems at any of the Owned Properties, including acid exhaust, base exhaust, clean room and general exhaust, scrubbers, absorbers, regenerative thermal oxidizers, jacket and process cooling water systems, de-ionized (DI) water skids, N+1 redundant and backup capacity on critical and uninterruptible services to manufacturing Tools, electrical substation transformers and distribution systems, recirculation units, fan filter units, makeup air handler units, semiconductor-specific drain systems, clean room humidification systems, bulk and specialty gas control and monitoring systems, automated material handling systems, process vacuum and high-pressure compressed air.

“Facilities Furniture and Fixtures” means all furniture and fixtures owned by the Seller Parties and located at the Owned Properties and Well Fields Properties and used exclusively at the Owned Properties and Well Fields Properties.

“Facilities Inventory” means all spare parts and chemicals uniquely designated as part of the maintenance and operation of the facilities and environmental systems owned by the Seller Parties and located at any of the Owned Properties (and Well Fields Properties, if any) including (a) floor tiles, ceiling tiles, pumps, motors, fans and filters for building, central utility and environmental systems, valves, piping, filtration units and controls and sensors for site operations, (b) chemicals required for general cleaning and to operate central utility and environmental systems and (c) fuel oil.

“Foundry Transition Services Agreement” means that certain Foundry Transition Services Agreement, dated as of the date of this Agreement, by and between Seller and Buyer.

“FTSA Attachment No. 1” means that certain Attachment No. 1 to the Foundry Transition Services Agreement, dated as of the date of this Agreement, by and between Seller and Buyer.

“Furniture and Equipment” means (a) all furniture, fixtures, furnishings, vehicles and other tangible personal property, including all artwork, desks, chairs, tables, desktop copiers, desktop telephones and numbers, cubicles and miscellaneous office furnishings and supplies (the foregoing collectively, “Furniture”) and all other equipment and hardware (collectively, “Equipment”), in each case, located or used exclusively at the EFK Facility, and (b) all Facilities Furniture and Fixtures, Facilities Equipment and Facilities Inventory, but excluding, in the case of clauses (a) and (b), all Tools and Inventory.

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any U.S. federal, state or local or any supra national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,”

a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or regulatory effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” means the expiration and/or termination of any applicable waiting period under the HSR Act and any extensions thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable.

“Indemnified Party” shall have the meaning set forth in Section 11.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.04(a).

“Intellectual Property” means all of the following, and all intellectual and industrial property and proprietary rights and related priority rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or of any other jurisdiction or under any international convention: (a) patents and patent applications, including reissues, divisions, continuations, continuations in part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models) (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, trade dress, logos, corporate names and other source or business identifiers, including all applications, registrations, extensions and renewals of the foregoing and all goodwill associated with the foregoing (collectively, “Marks”); (c) copyrights, works of authorship and moral rights, including all applications, registrations, extensions, renewals and reversions of the foregoing (collectively, “Copyrights”); (d) mask works, mask sets, layouts, topographies and other design features with respect to integrated circuits, including all applications and registrations of the foregoing (collectively, “Mask Works”); (e) trade secrets, as defined in the Uniform Trade Secrets Act published by the Uniform Law Commission, as amended, or under New York law and other confidential and proprietary information, including non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, process recipes, techniques, technical data and information, procedures, drawings, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, and specifications, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (f) Internet domain names.

“Inventory” means all inventory, raw materials and WIP (excluding all semiconductor product masks, but including any non-product masks necessary for qualifying or monitoring the Tools included in the Transferred Assets, any Seller Licensed IP and Technology or Transferred Third Party Licensed IP and Technology) owned or consigned by Seller and located at the EFK Facility other than any vendor-managed inventory not owned by Seller, in each case other than all Excluded WIP and finished-goods inventory with respect to which Buyer or any of its Affiliates is not the customer.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means the employees (not to exceed thirty (30)) described on a schedule to be delivered to Seller by Buyer on or around December 31, 2019 and modified from time to time pursuant to Section 7.01(b) and/or the Employee Matters Agreement, including such employees who, as of the Closing Date, are on medical leave, family leave, military leave or personal leave under the policy of the Seller Parties, as applicable.

“Knowledge of Seller” means the actual knowledge of the persons listed on Section 1.01(a) of the Seller Disclosure Letter or any successor to such person’s position.

“Law” means any applicable U.S. federal, state or local or any non-U.S. statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law in any applicable jurisdiction.

“Leased Real Property” means the real property leased by the applicable Seller Parties pursuant to the Real Property Leases.

“Leases” means all leases, subleases, subsubleases, lettings, licenses, concessions or other agreements (whether written or oral, whether now or hereafter in effect, and whether before or after the filing by or against Seller of any petition for relief under any creditors rights laws), pursuant to which any Person is granted a possessory interest in, or a right to use or occupy, all or any portion of the Owned Properties or the Well Fields Properties, and under any modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed thereunder, and the right, title and interest of Seller, therein and thereunder.

“Liability” or “Liabilities” means any debt, liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment, penalty, fine, commitment or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due) of every kind and description (whether in contract, tort, strict liability or otherwise), including all costs and expenses related thereto (including all fees, disbursements and expenses of legal counsel, experts and advisors and costs of investigation) and including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, charge, easement, servitude, option, right of first refusal, right of first offer, limitation or restriction of any kind or any other encumbrance of any kind, character or description.

“Loss” means any and all damages, losses, obligations, deficiencies, demands, judgments, fines, penalties, assessments, awards, claims and other Liabilities of any kind, and interest and costs expenses related thereto (including court costs and reasonable fees and expenses of attorneys).

“Mask Works” shall have the meaning set forth in the definition of “Intellectual Property.”

“Marks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any circumstance, matter, change, development, event, state of facts, occurrence or effect that, individually or in the aggregate with other circumstances, matters, changes, events, occurrences or effects, has had or would reasonably be expected to have or result in: (a) a material adverse effect on the Transferred Assets, taken as a whole; provided, however, that, for the purposes of this clause (a), any adverse effect arising out of, resulting from or attributable to any circumstance described in the following clauses (i) through (vi) shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) an event or series of events or circumstances affecting the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates and financial, credit, securities or currency markets, (ii) an event or series of events or circumstances affecting political conditions (including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing) generally of the United States, (iii) an event or series of events or circumstances affecting the industry generally in which the Transferred Assets are used, (iv) an event or series of events or circumstances solely attributable to the execution or the announcement of, or the consummation of the transactions contemplated by the Transaction Agreements, including the impact thereof on the loss of, or disruption in, any supplier and/or vendor relationships, or loss of personnel, (v) any changes in applicable Law or the enforcement or interpretation thereof, or (vi) actions specifically required to be taken or required to be omitted pursuant to the Transaction Agreements, or taken or omitted with Buyer’s prior written consent, except in the case of the foregoing clauses (i), (ii), (iii), or (v), to the extent such circumstance, matter, change, development, event, state of facts, occurrence or effect is (or would reasonably be expected to be) disproportionately adverse with respect to the Transferred Assets, in each case, taken as a whole, compared to other Persons in the industry in which the Seller Parties operate the Transferred Assets; or (b) any material impairment or delay in the ability of any of the Seller Parties to perform its obligations under this Agreement or any other Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby.

“Material Assets” means those Transferred Assets listed on Section 5.01(a) of the Seller Disclosure Letter.

“Material Contract” means any Transferred Contract, except for this Agreement that is: (a) a Contract that Seller reasonably expects will result in expenditures in an aggregate amount that exceeds $2,700,000 annually and extends or requires performance by any party beyond one (1) year from the date of this Agreement; (b) a Contract for joint ventures, strategic alliances or partnerships that are material to the Transferred Assets; (c) a Contract that limits the ability of the Seller Parties (with respect to the Transferred Assets) to compete in any line of business or with any Person or in any geographic area during any time period; (d) a Contract to sell, lease or otherwise dispose of any material Transferred Asset that have obligations that have not been satisfied or performed, other than the sale, lease or disposal of Inventory in the ordinary course of business; (e) a Lease; or (f) a Contract that has a term that extends beyond the Closing Date.

“Maximum Cure Period” shall have the meaning set forth in Section 6.07.

“No Further Action Status” means (a) a written determination received from the Governmental Authority having jurisdiction over such matter that all Remedial Actions required to meet Applicable Remedial Standards have been completed; and (b) if applicable Laws do not provide for such a written determination, or if after commercially reasonable efforts by Seller the relevant Governmental Authority has not responded to a request for such a determination, when all clean-up activities required to meet Applicable Remedial Standards and conducted pursuant to a workplan approved by the appropriate Governmental Authority have been completed, and certified in writing as conforming to such criteria by an environmental professional reasonably qualified for such a purpose.

“Non-Party Affiliates” shall have the meaning set forth in Section 12.14.

“NYS Incentives” shall have the meaning set forth in Section 6.04(a).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license meeting the Open Source Definition (as promulgated by the Open Source Initiative), including the GNU General Public License, versions 2 and 3, the GNU Library General Public License, version 2, the GNU Lesser General Public License, versions 2 and 3, the Affero General Public License, version 3, the Mozilla Public License, versions 1.1 and 2, the Common Development and Distribution License, version 1.0, the Eclipse Public License, version 1.0, the Creative Commons CC-BY-SA, versions 2.0 and 3.0, and the Netscape Public License, versions 1.0 and 1.1.

“Owned Property” and collectively, the “Owned Properties,” means all real property and interests in real property owned by any of the Seller Parties and located in the Town of Fishkill and the Town of East Fishkill in New York and described on Section 3.12(a) of the Seller Disclosure Letter, together with the improvements, structures, buildings and fixtures thereon and all rights and appurtenances pertaining to the land, including all of such Seller Party’s right, title and interest in and to: (a) all minerals, oil, gas, and other hydrocarbon substances thereon; (b) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (c) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, relating thereto; and (d) all access, air, water, riparian, development, utility, and solar rights, relating thereto; provided, however, “Owned Properties” does not include the Well Fields Properties.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Permits” shall have the meaning set forth in Section 3.06(a).

“Permitted Exceptions” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established on the books and records of the Seller Parties (as relevant); provided, however, that for purposes of the Title Policies, such Liens shall be limited to amounts accruing for the year in which the Closing occurs and after the Closing, or for which Buyer has received a credit at Closing; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law, incurred in the ordinary course of business and on a basis consistent with past practice; provided, however, that, for purposes of the Title Policies, any such Liens shall be limited to amounts accruing after the Closing or for which Buyer has received a credit at Closing; (c) zoning, entitlement and other land use regulations issued by any Governmental Authority (provided that such regulations are not on the Closing Date violated in any material respect); (d) the Leases, including without limitation the Seller Lease and the Related Sale Lease; provided that the Related Sale Lease is on form reasonably approved by Buyer and conform substantially to the to the form attached hereto; (e) the Blue Declaration; (f) all matters shown on the Seller Title Policy which are applicable to the Owned Property and Well Field Properties as of Closing, to the extent such matters remain in effect at Closing and to the extent such matters are not Liens filed to secure debt or materially interfere with the use of the Transferred Assets as currently used by Seller Parties, provided that notwithstanding anything to the contrary in this clause (f), any matters listed on Exhibit G shall not be deemed Permitted Exceptions; (g) all agreements entered into between the Seller Parties with respect to the operation of the Owned Property in connection with the sale to i.Park of a part of the original facility listed on Section 3.12(c) of the Seller Disclosure Letter; (h) any other minor defects in title to or ownership of the Owned Property or Well Field Properties which do not materially interfere with the use of the Transferred Assets as currently used by Seller Parties and (i) outbound non-exclusive licenses of Intellectual Property or Technology entered into in the ordinary course of business consistent with past practice.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, organization, Governmental Authority or other entity.

“Personal Data” means information related to an identified or identifiable individual or device.

“Personnel” shall have the meaning set forth in Section 5.02(c)(i).

“Privacy Laws” means all applicable laws, rules, regulations and contractual obligations relating to the collection, use, disclosure, transfer (including cross-border transfer), transmission, security, storage, disposal or other processing of Personal Data.

“Process Design Kit” means process design kit of any Seller Party (including design rule checking deck (DRC), electrical rule checking deck (ERC), layout versus schematic (LVS), parametric extraction (PEX), runsets, Cadence tech files, electrostatic discharge (ESD) and eFuse documentation kits, static random-access memory (SRAM) cells, technology design manuals, spice models, model reference guides and related information) intended to be used by a designer to prepare a design.

“Process Step” means one physical operation: (a) in the semiconductor wafer fabrication process where material is deposited, removed or altered in some way; or (b) to measure, test or inspect any material or Tool which may be used in such process.

“Property Taxes” means all real property taxes, personal property taxes and any ad valorem or similar taxes or fees.

“Purchase Price” shall have the meaning set forth in Section 2.08.

“Real Property Leases” means the real property leases listed on Section 3.12(c) of the Seller Disclosure Letter to which the applicable Seller Party is the tenant party.

“Related Materials” shall have the meaning set forth in Section 2.01(b).

“Related Sale Lease” means that certain real property lease for a portion of the Owned Property as more particularly described on Section 3.12(c) of the Seller Disclosure Letter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the outdoor environment or, with respect to exposure to Hazardous Materials in the workplace or the migration of Hazardous Materials from the outdoor environment, the indoor environment.

“Remedial Action” means all actions undertaken to: (a) clean up, remove, treat or in any other way address any Release of Hazardous Material; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to any Release of Hazardous Material.

“Representatives” of a Person means the directors, officers, employees, advisors, agents, controlling persons, consultants, attorneys, accountants, investment bankers and/or other representatives of such Person.

“Required Approvals” shall have the meaning set forth in Section 9.01(a) of the Seller Disclosure Letter.

“Required Business Employees” shall have the meaning set forth in Section 9.03(d) of the Disclosure Letter.

“Retention Period” shall have the meaning set forth in Section 5.03.

“Seller” shall have the meanings set forth in the Preamble.

“Seller Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by Seller to Buyer and which forms a part of this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Qualification and Authority), Section 3.07(a) (Title to Transferred Assets), Section 3.13 (Taxes) and Section 3.14 (Brokers).

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.03.

“Seller IT Systems” means the hardware for the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any of the Seller Parties, in each case located in, and used by any of the Seller Parties in their operation of, the EFK Facility as of the date of this Agreement.

“Seller Lease” means the lease of a portion of the second (2nd) floor of Building 321 located on the Owned Property to be entered into by and between Buyer, as lessor, and Seller, as lessee, to be entered into as of the Closing Date on a form to be mutually agreed to between Buyer and Seller prior to the Closing Date.

“Seller Licensed IP and Technology” means the Intellectual Property and Technology (a) licensed by Seller or any of its Affiliates to Buyer or any of its Affiliates under the Technology License Agreement or (b) made available by or on behalf of Seller or any of its Affiliates to Buyer or any of its Affiliates in the Initial Delivery (as defined in the Technology License Agreement).

“Seller Identified Background IP and Technology” shall have the meaning set forth in Section 6.05(a).

“Seller Background Licensed IP and Technology” means the Intellectual Property and Technology (other than Seller Licensed IP and Technology) licensed by Seller or any of its Affiliates to Buyer under the Technology Transfer and Development Agreement.

“Seller Marks” means (a) the Marks set forth on Exhibit E; (b) any derivatives or modifications of any such Marks; (c) any Marks, identifying symbols, signs or insignia related to any of the foregoing in clause (a) or (b) or containing or comprising any of the foregoing in clause (a) or (b); and (d) any other Marks, Internet domain names or other source identifiers confusingly similar to or dilutive of any of the foregoing in clause (a), (b) or (c).

“Seller Parties” shall have the meaning set forth in the Recitals.

“Seller Permits” means all Permits which are required for or utilized in connection with the ownership and operation of the Transferred Assets.

“Seller Plans” shall have the meaning set forth in Section 3.11(a).

“Seller Specified Representations” means the representations and warranties set forth in Section 3.08 (Intellectual Property) and Section 3.09 (Environmental Matters).

“Seller Title Policy” means the Owner’s Policy of Title Insurance dated June 29, 2015, and issued to Global Foundries U.S. 2 LLC, Policy Number 0-8911-000707280, issued by Stewart Title Insurance Company, with respect to the Owned Property and the Well Fields Properties.

“Shared Contracts” shall have the meaning set forth in Section 2.06(b).

“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) documentation, including user manuals and other training documentation, related to the foregoing.

“Solvent” means, with respect to any Person, that, as of the applicable date of determination, (a) the fair saleable value (determined on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole, will be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with the generally accepted accounting principles used in the United States, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person and its Subsidiaries, taken as a whole, will be able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person and its Subsidiaries, taken as a whole, will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Steering Committee” shall have the meaning set forth in Section 12.09(c).

“Steering Committee Discussion Period” shall have the meaning set forth in Section 12.09(d).

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” of any specified Person means any other Person of which such specified Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such other Person.

“Surplus Building Idle Items” shall have the meaning set forth in Section 3.12(b).

“Survey” means any survey with respect to the Owned Property and the Well Fields Properties ordered by or on behalf of Buyer and prepared by Chazen Engineering, Land Surveying & Landscape Architecture Co., DPC, or such other surveyor as may be engaged by Buyer from time to time.

“Tax” or “Taxes” means any federal, state, local or foreign income, excise, gross receipts, ad valorem, value added, sales, use, employment, severance, occupation, social security, franchise, profits, capital gains, property (real or personal), real property gains, estimated, alternative or add-on, registration, windfall profits, transfer, payroll, intangibles or other taxes, stamp taxes, duties, charges, levies or other similar taxes, fees, and assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, whether disputed or not, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the administration of any Tax.

“Tax Clearance Certificate” shall have the meaning set forth in Section 8.05.

“Tax Returns” means all returns and reports (including claim of refund, elections, declarations, disclosures, schedules, estimates and information returns or statements) filed or required to be filed, maintained or required to be maintained, supplied or required to be supplied to a Tax Authority relating to Taxes.

“Technology” means all Software, designs, semiconductor device structures, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, databases and other compilations of data programs, subroutines, tools, specifications, processes, process recipes, Process Design Kits, inventions (whether patentable or unpatentable) and apparatus, and all recordings, graphs, drawings, reports, analyses and documentation.

“Technology License Agreement” means that certain Technology License Agreement, dated as of the date of this Agreement, by and between Seller and Buyer.

“Technology Transfer and Development Agreement” means that certain Technology Transfer and Development Agreement, dated as of the date of this Agreement, by and between Seller and Buyer.

“Third Party Claim” shall have the meaning set forth in Section 11.04(a).

“Third Party Consents” shall have the meaning set forth in Section 5.06.

“Title Commitments” means any title commitments with respect to the Owned Property and the Well Fields Properties ordered by or on behalf of Buyer and prepared by the Title Company.

“Title Company” means Stewart Title Insurance Company, or such other title company as may be engaged by Buyer from time to time for the provision of Title Commitments or Title Policies.

“Title Notice” shall have the meaning set forth in Section 2.13.

“Title Objections” shall have the meaning set forth in Section 2.13.

“Title Policies” means the 2006 ALTA owner’s title insurance policies (with such modifications as may be required in the applicable jurisdiction) with respect to each Owned Property and each Well Fields Property, issued based on the Title Commitments and in favor of Buyer as insured.

“Tool Data” means the maintenance history, chemical history, manuals, process recipes, process capabilities and other performance data with respect to the Tools that are Transferred Assets.

“Tool Decommissioning” means the decontamination, de-installation and/or decommissioning of any of the Tools and Tool Support, Peripheral and Ancillary Equipment (including Additional Assets and Consigned Tools) at the EFK Facility after the Closing Date.

“Tool Support, Peripheral and Ancillary Equipment” means, for any Tool or distinct group of Tools, all support equipment, including RF generators, vacuum pumps, tool chillers and tool-specific abatement equipment, subtools and ancillary tools, that are used or held for use or employed for use in the maintenance, repair, support or operation of such Tool or distinct group of Tools.

“Tools” means (a) those assets designated as Assets Purchased by Buyer on Section 2.01(b)(i) of the Seller Disclosure Letter (whether owned by any Seller Party or any of its Affiliates or leased, loaned or consigned to or by any Seller Party or any of its Affiliates); (b) any Tool Support, Peripheral and Ancillary Equipment for any such asset, solely to the extent located at and used at the EFK Facility; and (c) any support tools, including testers, modeling and characterization tools and analysis tools, solely to the extent located at and primarily used in conjunction with the tools described in clause (a) of this definition at the EFK Facility. For the avoidance of doubt, to the extent a given Tool has multiple chambers, each such chamber shall be included in such Tool.

“Total Loss Event” shall have the meaning set forth in Section 6.07.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any and all transfer Taxes, including sales, use, excise, direct or indirect real property transfer, documentary, stamp, filing, recording, gross receipts, registration, duty, securities transaction fees, value added or similar Taxes and related fees or governmental charges.

“Transferred Assets” shall have the meaning set forth in Section 2.01.

“Transferred Contract Interest” shall have the meaning set forth in Section 2.06(b).

“Transferred Contracts” means all Contracts exclusively related to the ownership and operation of the Transferred Assets, including the Real Property Leases.

“Transferred IT Systems” shall have the meaning set forth in Section 2.01(i).

“Transferred Third Party Licensed IP and Technology” means all Intellectual Property and Technology owned by a Person (other than any of the Seller Parties) under or with respect to which any Seller Party has been granted a license under any Transferred Contract.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Wafer” means a semiconductor substrate upon which integrated circuits and other devices are built through one or more Process Steps.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, and any similar state or local Law.

“Well Fields Properties” means all real property and interests in real property owned by any of the Seller Parties and located in the Town of Fishkill and the Town of East Fishkill in New York and described on Section 2.01(k) of the Seller Disclosure Letter, together with the improvements, structures, buildings and fixtures thereon and all rights and appurtenances pertaining to the land, including all of such Seller Party’s right, title and interest in and to: (a) all minerals, oil, gas, and other hydrocarbon substances thereon; (b) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (c) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, relating thereto; and (d) all access, air, water, riparian, development, utility, and solar rights, relating thereto.

“WIP” means work-in-process Wafer inventory.